Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288822

PROSPECTUS

Upexi, Inc.

48,026,410 Shares of Common Stock

This prospectus relates to the offering and potential resale by the selling stockholders identified herein (the “Selling Stockholders”) of up to 12,457,186 shares of common stock, $0.001 par value (“Common Stock”) of Upexi, Inc. (the “Company” or “Upexi”), which consists of 12,457,186 shares of Common Stock (the “PIPE Shares”) issued to the investors (the “Investors”) of the PIPE (as defined herein), pursuant to that certain Securities Purchase Agreement (the “Purchase Agreements”), dated July 11, 2025, by and between the Company and certain of the Selling Stockholders. Additionally, this prospectus also covers the offer and potential resale of 35,569,224 shares of our Common Stock issuable upon the conversion of $151,169,169 in aggregate principal amount of Secured Convertible Notes (the “Notes”), pursuant to certain purchase agreements, dated July 16, 2025 by and between the Company and certain investors identified therein (the “Notes Agreement”).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 53 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “UPXI”. On November 7, 2025, the closing price of our Common Stock as reported on Nasdaq was $3.30 per share.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities. We may amend or supplement this prospectus from time to time by filing amendments as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

The date of this prospectus is November 10, 2025.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;
●	increased levels of competition;
●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
●	our relationships with our key customers;
●	our ability to retain and attract senior management and other key employees;
●	our ability to quickly and effectively respond to new technological developments;
●

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	fluctuations in price of Solana;
●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and our consolidated financial statements and related notes incorporated by reference herein. Our fiscal year end is June 30. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, “Upexi,” and the “Company” refer to Upexi, Inc., a Delaware corporation, and unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

Our Company

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has recently diversified into the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio, primarily focused in Solana tokens and staking of those tokens.

Our Solana Treasury Strategy

Early in 2025, we updated and modified our cash management and treasury strategy to include holding digital currency assets directly on our balance sheet. This was a shift from before when we held excess cash primarily in FDIC-insured interest-bearing accounts. The change to adopt this strategy results from our intention to obtain the highest yield on excess cash. Under our new approach, our treasury policy focuses primarily on Solana (“SOL”). The approach involves applying a public-market treasury model to an asset that is considered earlier in its lifecycle with respect to both development and usage as well as institutional adoption compared to Bitcoin. Management will focus its resources to this digital asset strategy and a significant portion of the balance sheet will be allocated to holding Solana in the Company’s digital asset treasury. Currently our treasury is exclusively dedicated to the SOL digital asset and currently we do not intend to dedicate any of the treasury allocated capital to other digital assets.

Our treasury is intended to bring value to our shareholders in these ways:

·

We plan to utilize intelligent capital markets issuance – including the issuance of both equity and convertible debt - where we may issue capital in an accretive fashion for the benefit of shareholders to purchase and hold more Solana.

·

We will stake the majority of the Solana in our treasury to earn a staking yield and turn the treasury into a productive asset. Currently we are staking approximately 95% of our SOL treasury, and intend to maintain a similar or higher percentage going forward. We do not hedge our SOL and do not have plans to hedge our SOL in the future.

·	We will purchase locked Solana at a discount to the current spot price, which will provide higher gains for our shareholders as the discount moves to par over time.

Note that we are underpinned by Solana, which we believe is the leading high-performance blockchain and may see its price rise in the future - if this occurs, our Solana treasury will move up in value, also benefitting shareholders.

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Our Staking Program

Pursuant to our treasury strategy, we will use our SOL in the treasury to generate a return through various opportunities with the most significant portion being allocated to our Staking Program. We will utilize several Validators in the Staking Program to reduce our risk with a single Validator and maximize the overall yield from the Staking Program. We will also dedicate a portion of the SOL in our staking program to utilize smaller Validators to help improve the overall Solana ecosystem. These Validators are scrutinized through our due diligence program and are initially only given a small amount of SOL for the Company to be able to verify the expected performance and yield, and to ensure that the Validator should be included in our future allocation of SOL to Validators. Management evaluates the validators on a routine basis around performance, yield, and economics, and makes monthly adjustments on the overall allocation of the SOL in the treasury based on our evaluation. Currently we have approximately 95% of our SOL treasury staked, and target a similar or higher percentage in the future.

We maintain possession and control of the SOL when it is staked at all times. Native staking is generally considered a safe activity, as it is done in-protocol (i.e.. is built into Solana itself), and as, unlike other networks, Solana has not implemented “slashing” penalties for validators that either intentionally misbehave or perform their duties poorly. As such, the major risk with staking is that we choose a validator with poor performance who realizes a low staking yield. Additionally, as part of the “activating” and “exiting” processes of SOL staking, any staked SOL will be inaccessible for a period of time determined by a range of factors, resulting in certain liquidity risks that we manage.

Process of Staking

Management has bi-weekly meetings to evaluate treasury operations, including the staking of the Company’s SOL. Based on these meetings, management determines the allocation of the SOL treasury to the Staking Program and determines the amount of allocation to each Validator, ensuring that no single validator has such a large percentage of our stake that it represents concentration risk.

If it is determined to reduce the amount of the SOL dedicated to the Staking Program or it is determine to change the allocation of SOL to a Validator we will initiate an unstaking process and notify the Validator of the change, which effectively reverses the delegation of the SOL from the applicable validator node.

Solana has a cooldown period known as the “deactivation period,” which is the time it takes for the unstaked SOL to become fully liquid. During this period, the tokens are not actively earning rewards, but they are also not yet available for transfer or use. The length of this period can vary based on network conditions but is generally expected to be 48 hours or less. Once the cooldown period is complete, the Company will have complete control over the SOL, including the ability to sell the SOL or transfer it as determined by management.

Liquidity Management

The Company’s staking program involves the temporary loss of the ability to transfer, assign a new Validator or otherwise dispose of the SOL. Under normal conditions, the Company will regain complete control over its unstaked SOL within two days of initiating the unstaking. However, there can be no guarantee that such process will result in the Company regaining complete control of its SOL in time to satisfy its current obligations. We maintain a certain amount of liquid SOL in the treasury and a certain amount of cash to ensure that the Company is able to satisfy its current obligations.

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How We Earn Staking Rewards

To earn staking rewards, we delegate our SOL to leading Solana validators via Solana’s in-protocol delegation system. This means we deposit our SOL tokens into a stake account, which is then delegated to a validator’s vote account. We utilize native staking only, and stake to top validators who have demonstrated a track record of high performance, high yield generation, and attractive delegator economics. We use multiple validators to both maximize the return on our Solana treasury and to mitigate the risk of having only one or two validators for our treasury staking.

SOL and the Solana Network

SOL is a digital asset that is created and transmitted through the operations of the peer-to-peer Solana network (the “Solana blockchain” or “Solana network”), which is a decentralized network of computers operating the implementation of the Solana protocol. While certain entities such as Solana Labs, Inc. (“Solana Labs”) and the Solana Foundation have influence over the Solana network’s development and governance (which was particularly true during the network’s early years), no single entity owns or operates the Solana network, the infrastructure of which is collectively maintained by a decentralized user base. The Solana network allows the creation and exchange of tokens, including SOL, which are recorded on the Solana network. SOL can be used to pay for goods and services, including to send a transaction on the Solana network, or it can be swapped to other tokens or converted to fiat currencies, such as the U.S. dollar, at rates determined on digital asset trading platforms or in individual end-user-to-end-user transactions under a market-based system. Furthermore, the Solana network allows users to write and implement general purpose code known as smart contracts or programs that create decentralized applications, and for users to permissionlessly interact with said decentralized applications. Using programs, users can create decentralized applications covering a variety of categories and subsectors, including borrow/lend protocols, decentralized exchanges, social applications, web3 gaming, tokenized assets, AI agents, decentralized physical infrastructure networks, and many more. As such, the Solana network expands blockchain use well beyond just a peer-to-peer money system.

The Solana protocol introduced the proof-of-history timestamping mechanism. Proof-of-history is not a consensus mechanism, but a cryptographic clock that enables greater organization without extensive communication, thereby increasing throughput. Proof-of-history enables leaders to know when its their turn to produce a block, rather than requiring the entire network to first come to an agreement on the prior block before the leader can begin their work.

In addition to the proof-of-history mechanism, the Solana network uses a proof-of-stake consensus mechanism to incentivize SOL holders to validate transactions. Unlike proof-of-work, in which miners expend computational and energy resources to be the miner to propose a block and receive the block reward, in proof-of-stake, validators pledge or “stake” coins, perform duties such as proposing or validating blocks, and receive staking rewards generally in proportion to the amount of coins staked. A validator that performs its duties poorly, whether maliciously or unintentionally, would receive lower or no rewards. Proof-of-stake is viewed as more energy efficient and scalable than proof-of-work. Together proof-of-history combined with a proof-of-stake consensus model are some of the components on Solana that enable high throughput and low-latency transaction processing.

Overview of the Solana Network

In order to own, transfer or use SOL directly on the Solana network on a peer-to-peer basis (as opposed to through an intermediary, such as a custodian or centralized exchange), a person generally must have internet access to connect to the Solana network and set up a wallet, which is the software that safeguards a user’s keypair (public key plus secret key). SOL transactions may be made directly between end-users without the need for an intermediary. To transact on the Solana network, a user, typically through an application such as a wallet or smart contract, will broad the transaction to the current leader, who will organize the transactions into shards before the network processes and validates such transactions. Using cryptography and its proof-of-stake consensus mechanism, the Solana network can come to a shared state of the network in a decentralized fashion and without a centralized leader. Blocks are built on top of prior ones by subsequent leaders, continuing the process.

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Prior to transacting on Solana, a user generally must first install on its computer or mobile device a software program that will allow the user to generate a private and public key pair such as a wallet. The wallet also enables the user to connect to the Solana network, interact with decentralized applications, and transfer or swap tokens with other users or applications.

Each user has their own key pair that is stored in such software, like a wallet. To receive SOL in a peer-to-peer transaction, the SOL recipient must provide its public key to the party initiating the transfer. This activity is analogous to a recipient for a transaction in U.S. dollars providing a routing address in wire instructions to the payor so that cash may be wired to the recipient’s account. The payor approves the transfer to the address provided by the recipient by “signing” a transaction that consists of the recipient’s public key with the private key of the address from where the payor is transferring the SOL. The recipient, however, does not make public or provide to the sender its private key (though the network can still verify the validity of the signature - ie. that it was signed by the holder of the private key – using cryptography).With cold storage our Custodian maintains all of the private keys.

Neither the recipient nor the sender reveal their private keys in a peer-to-peer transaction because the private key authorizes transfer of the funds in that address to other users. Therefore, if a user loses their private key, the user may permanently lose access to the SOL contained in the associated address. Likewise, SOL is irretrievably lost if the private key associated with them is deleted and no backup has been made. When sending SOL, a user’s Solana network software program must validate the transaction with the sender’s associated private key. In addition, since every computation on the Solana network requires processing power, there is a mandatory transaction fee involved with the transfer that is paid by the payor. The resulting digitally validated transaction is sent by the user’s Solana network software program to the Solana network validators to allow transaction confirmation.

Solana network validators record and confirm transactions when they validate and add blocks of information to the Solana blockchain. When a validator is selected to validate a block, it creates that block, which includes data relating to (i) the verification of newly submitted and accepted transactions and (ii) a reference to the prior block in the Solana blockchain to which the new block is being added. The validator becomes aware of outstanding, unrecorded transaction requests through peer-to-peer data packet transmission and distribution discussed above.

Upon the addition of a block of SOL transactions, the Solana network software program of both the spending party and the receiving party will show confirmation of the transaction on the Solana blockchain and reflect an adjustment to the SOL balance in each party’s Solana network public key, completing the SOL transaction. Once a transaction is confirmed on the Solana blockchain, it is irreversible.

Some SOL transactions are conducted “off-blockchain” and are therefore not recorded on the Solana blockchain. These “off-blockchain transactions” involve the transfer of control over, or ownership of, a specific digital wallet holding SOL or the reallocation of ownership of certain SOL in a pooled-ownership digital wallet, such as a digital wallet owned by a digital asset trading platform. If a transaction takes place through a centralized digital asset exchange or a custodian’s internal books and records, it is not broadcast to the Solana network or recorded on the Solana blockchain. In contrast to on-blockchain transactions, which are publicly recorded on the Solana blockchain, information and data regarding off-blockchain transactions are generally not publicly available. Therefore, off-blockchain transactions are not truly SOL transactions in that they do not involve the transfer of transaction data on the Solana network and do not reflect a movement of SOL between addresses recorded on the Solana blockchain. For these reasons, off-blockchain transactions are not immutable or irreversible as any such transfer of SOL ownership is not cryptographically protected by the protocol behind the Solana network or recorded in, and validated through, the blockchain mechanism.

Since inception, transaction fees on the Solana Network have comprised of a fixed rate of 0.000005 SOL per transaction, plus a variable fee component based on the computation resources used during the transaction. SOL holders can also pay an additional prioritization fee to expedite their transaction.

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Validators

In proof-of-stake, validators risk or stake coins to be randomly selected to validate transactions and are rewarded for performing their responsibilities and behaving in accordance with protocol rules. Malfunctions that cause validators to go offline and, in turn, inhibit them from performing their duties can result in financial penalties. Any malicious activity, such as making incorrect attestations or otherwise violating protocol rules results may result in lower rewards or the lost opportunity to gain rewards. The penalty varies depending on the type of offense and correlation to potential offenses by other validators.

Validators are typically professional operations that design and build dedicated machines and data centers, including “clusters,” which are groups of validators that act cohesively and combine their processing to confirm transactions. When a validator confirms a transaction, the validator and any associated stakers receive a fee. During the course of ordering transactions and validating blocks, validators may be able to prioritize certain transactions in return for increased transaction fees, an incentive system known as “Maximal Extractable Value” or “MEV.” For example, in blockchain networks that facilitate DeFi protocols in particular, such as the Solana network, users may attempt to gain an advantage over other users by offering greater transaction fees.

Validators less commonly capture MEV in the Solana network because, unlike the Ethereum network, it does not publicly expose transactions before they are accepted by a validator.

Staking rewards on the Solana network are determined by the protocol and are distributed to validators and their associated stakers based on the proportion of their stake relative to the total active stake in the network. The rewards are funded by inflationary issuance of new tokens and transaction fees collected on the network. The specific amount each validator and staker receives depends on, among other things, their share of the total stake, the validator’s uptime and performance, and the overall network conditions.

The historical range of staking rewards on the Solana network has varied due to differing levels of network congestion and protocol parameters. The actual annualized reward rate has fluctuated over time, reflecting changes in network activity, inflation rates, and protocol adjustments.

Staking rewards on Solana are distributed at regular intervals. At the end of each epoch, with one epoch being roughly 2 days, the reward is calculated. The reward is automatically distributed at the beginning of the subsequent epoch. This regular reward frequency ensures that participants receive their share of rewards in a timely manner, reflecting their contribution to network security and transaction validation.

How We Purchase or Sell Digital Assets

Our Management team reviews the Company’s short term obligations and excess cash available to dedicate to the Treasury Strategy. When it is determined that the Company has excess cash available to dedicate to the Treasury Strategy we deploy that capital into one of our custodians and through acquisition strategies with the custodians and our asset manager, we acquire the SOL over several days or weeks to maximize the number of SOL that is acquired with the capital deployed. If it was determined that the treasury needed to liquidate part of its SOL, the same process of selling the SOL into the market would be used. The Company has not reduced its treasury or sold any of its SOL staking rewards to date.

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Use of Custodians and Storage of SOL Tokens

We do not self-custody and only utilize third-party qualified custodians to hold our Solana. We use qualified custodians that utilize risk management and operational best practices around items like hot vs. cold storage, access controls, custody technology, insurance, etc. Our primary custodian is BitGo Trust Company, Inc. (“BitGo”). We also maintain a custodial relationship with Coinbase, Inc. and are in the process of distributing our treasury to different custodians and onboarding other qualified custodians to ensure that we mitigate our Solana treasury risk through the use of several qualified custodians.

Storage of Our Digital Assets in our SOL Treasury

The Custodians

The Custodians are responsible for safekeeping all of the SOL owned by the Company. We maintain multiple Custodians to reduce the risk of a single failure and we plan to expand to additional custodians as our Treasury grows. The Custodian accounts are all opened by the Company, this segregates our assets into an individual custodian account owned by the Company and access is monitored and controlled by the Company. Our Asset Management Company is given access to the Custodian accounts with established controls to ensure transactions require consensus of a minimum of two individuals when assets are being transferred between wallets and additional controls if an asset of the Treasury is moved out of the Custodians control. The assets go through the Custodians Trust Company, which maintains its own insurance and is regulated by their respective state where the trust is incorporated in.

Our primary custodian is currently BitGo Trust Company, Inc. a South Dakota corporation (“BitGo”) and is regulated by the state of South Dakota. On May 1, 2025, we entered into a Custodial Services Agreement with BitGo (the “BitGo Agreement”) to hold our digital currency. The term of the BitGo Agreement is for one year with successive one-year renewals unless prior notice of non-renewal is given by either party. The Company pays BitGo a monthly digital asset storage fee based upon the market value of the assets in storage, plus $500. The BitGo Agreement is terminable by either the Company or BitGo on thirty days’ notice as a result of a breach of the Agreement and may be suspended by BitGo if the Company violates the intended use of the account or due to a change in the applicable law, litigation or bankruptcy.

Our secondary custodian is Coinbase Inc., a subsidiary of Coinbase Global, Inc., a Delaware corporation, which is primarily used for the acquisition of digital assets. On May 5, 2025, the Company entered into an Institutional Client Agreement with Coinbase (the “Coinbase Agreement”). The Coinbase Agreement is terminable at will by either the Company or Coinbase.  The Company pays Coinbase its regularly scheduled fees based on the dollar trading volume over a thirty-day period. The Coinbase Agreement is terminable by either the Company or Coinbase on ten days’ notice as a result of a breach of the Agreement and may be suspended by Coinbase if the Company violates the intended use of the account or due to a change in the applicable law, governmental proceeding, litigation or bankruptcy. Coinbase may also close the Company’s account if it has been inactive for more than one year.

BitGo maintains a $250,000,000 policy against loss, theft and misuse. Currently we have approximately $253,000,000 of treasury value at Bitgo, based on the SOL price of $202.51 per token. Coinbase has an insurance policy for any cash held in the account of $250,000. We currently have less than $250,000 of cash held at Coinbase and less than $6,000,000 in SOL value, based on the SOL price of $202.51 per token. At the current price of SOL as of the date of this prospectus, these policies are not adequate to fully cover the full loss of our SOL.

Solana, as with all digital assets, can be highly volatile. Management reviews the account balances and the total value held with a custodians to allocate the Company’s holdings between multiple accounts and custodians to mitigate risk. We do not use self-storage for any of the SOL treasury assets.

Private keys are generated by the Custodians in key generation ceremonies at secure locations using offline devices that have never been connected to a network. Private keys are generated according to detailed procedures using specialized offline devices and within these secure facilities to mitigate risk of hacks, errors, or other unintended external exposure. Key ceremony processes are highly controlled, require segregation of duties across multiple parties and are reviewed and witnessed by designated oversight personnel. Thorough validations and signoffs are performed to verify the integrity and security of key generation ceremonies.

The Custodians hold a majority of SOL in cold storage and provides a user interface for the Company to manage the allocation of SOL between cold and hot storage for the wallets. The Company maintains more than 98% of its SOL treasury in cold wallets.

The Custodians have multiple, redundant cold storage sites, which are geographically distributed including sites within the United States. Cold storage locations of the Custodians are monitored by 24x7 on-site security, video surveillance and alarms, hardened room structures, and access to these facilities is controlled by multi-person controls, multi-team access rules, and multi-factor authentication. The locations of the cold storage sites may change at the discretion of the Custodians and are kept confidential by the Custodians for security purposes. Transactions from cold to hot storage require physical access, according to the above controls, to one or more cold storage facilities, as well as systematically enforced approvals and integrity verifications, before the secure device can be used to cryptographically complete the transaction. At no point during this process is the private key removed from the secure device(s) nor the cold storage facility. Once these security processes have been completed, a transfer on the Solana network can be executed, as signed using the private keys held offline in cold storage.

The Custodians also maintain geographically dispersed backups of private keys, which are cryptographically generated into shards and stored in separate locations; multiple locations must be accessed to reconstruct a single key. The storage facilities are highly secured, and include 24x7 on-premises security presence, video surveillance, and alarms for unexpected entry. Access to facilities is controlled by multi-person controls, multi- team access rules, and multi-factor authentication.

All of our Custodians have SOC type 2 reports that the Company has reviewed and we get regular bridge reports from our Custodians to help ensure the controls are being maintained. Our Custodians maintain their own insurance policies to cover our loss, which is in addition to the policies that we maintain ourselves. We currently have two qualified Custodians that we have approved for our treasury use and we are in the process of onboarding a third as part of our risk management process.

The Company is charged for storage fees, staking fees and transaction fees for services specifically requested by the Company or the Asset Management Company. Except as set forth above the contract terms of the agreements are typically for one to three years and can be terminated upon 30 day notice and payment of all fees due and one month of additional fees.

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SOL – the Token of the Solana Blockchain

Solana (SOL) is the native token of the Solana blockchain. According to Solana Compass – a popular website covering the Solana ecosystem that also runs a Solana validator – Solana was created with an initial supply of 500m SOL, though much of the initial supply was locked or earmarked for various use cases such as for the community, investors, foundation, team, etc. New Solana tokens are brought into existence primarily through inflationary rewards distributed to validators (and delegators). Solana currently has a total supply of 606.5m SOL, a circulating supply of 538.2m, and no maximum supply. The Solana staking yield is made up of three primary components: inflationary rewards, transaction/priority fees, and maximal extractable value (MEV). Inflationary rewards started out at 8.0%, currently sit at 4.3%, and will fall 15% every epoch-year until it reaches a long-term floor of 1.5%. There are currently 27.2m locked SOL, representing 6.7% of the total SOL supply with various vesting schedules. Historically, 50% of all transaction fees were burned (with the other 50% going to the validator), but now all transaction fees go to the validator after the passage and adoption of Solana Improvement Document 96 (SIMD-96).

How SOL is Used

SOL is used as part of Solana’s proof-of-stake consensus mechanism. In general, proof-of-stake blockchains have block producers called validators that run nodes, bond or stake the protocol’s native token, propose blocks when chosen to do so, and validate/sign the transactions and blocks of others when not. Validators are chosen to produce a block in proportion to their stake, which makes it extremely costly for bad actors to attempt to control the network and add invalid transactions to the blockchain. Validators receive staking rewards for the work they perform, which further incentivizes validators to behave properly, as they would otherwise miss out on such rewards. Other proof-of-stake networks often “slash” some or all of a validator’s stake if it intentionally or unintentionally performs its duties poorly, for example, by double-signing a transaction, though Solana has not implemented slashing at this time. In addition to its use within consensus, SOL is also a “gas token”, meaning that users of the Solana blockchain pay SOL to validators (and delegators) as compensation for processing their transactions. As such, the value of SOL may increase if/as the Solana blockchain sees greater usage.

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We see three particularly notable items giving Solana a technical advantage compared to many smart contract blockchain peers. First, Solana’s proof-of-history gives validators a notion of time and enables them to produce blocks when it’s their turn without requiring the network to first agree upon the current block. This results in immense speed advantages. Second, unlike peer blockchains that often use single-threaded virtual machines, Solana enables parallel transaction execution to increase throughput and advantage of future hardware improvements resulting from an increasing CPU core counts. Lastly, Solana optimized for speed and security, and is naturally growing into decentralization as hardware and bandwidth costs fall over time, optimally positioning it well along the Blockchain Trilemma.

The Solana Ecosystem

As one of the first “second-generation” high performance blockchains, Solana uniquely enjoys both the best-in-class technology described above, as well as strong network effects that have attracted a large, growing, and vibrant ecosystem of users, developers, and decentralized applications. Indeed, while Solana is focused on bringing global finance onchain (commonly referred to as “onchain Nasdaq” or “Internet Capital Markets”), Solana’s performance and technical capabilities enable a plethora of use cases from decentralized finance (“DeFi”) to decentralized physical infrastructure networks (“DePIN”), AI agents, social media, gaming, stablecoins, real-world assets (“RWA”s), and more. Moreover, according to Electric Capital’s 2024 Developer Report, Solana is the #1 ecosystem for new developers, growing 83% in 2024, with this metric often considered a leading indicator of blockchain growth. Lastly, we note that Solana often leads all blockchains in key metrics such as daily active users, decentralized application revenues, and decentralized exchange volumes, sometimes putting up better metrics than all other chains combined.

The Brands

LuckyTail, where at-home care meets innovation. We connect pet owners with the products they need to simplify and improve at-home wellness and grooming care for their beloved pets, empowering pet parents to provide their cherished furry companions with the pampering they deserve in the comfort of their own space.

LuckyTail products consist of its flagship nail grinder and healthy all-natural pet supplements

At PRAX, we fuel modern go-getters to achieve their best selves through innovative energy solutions. Powered by paraxanthine—an advanced alternative to caffeine, our mission is to support your hustle and power your ambitions. Energize better, perform smarter, fuel different.

At Cure Mushrooms, we have harnessed the extraordinary benefits of nature’s most powerful superfood: functional mushrooms. Our suite of premium mushroom extracts are meticulously crafted to elevate overall well-being, offering a wide spectrum of health benefits and a holistic approach to everyday wellness. From fortifying your immune system, to sharpening cognition, to combating the rigors of daily stress, our products are designed to deliver full-body wellness and convenience with every serving.

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At Moonwlkr, we craft cannabinoid experiences that take you beyond the ordinary. By combining award-winning natural flavors and one-of-a-kind blends, we invite you to feel the thrill of the unknown, the calm of weightless relaxation, or the anticipation of a new adventure.

At Gumi Labs we manufacture gummies and other products supporting our health and wellness products, including those products manufactured with hemp ingredients.  Our manufacturing facility has been moved to Florida and is at full capacity.

Our History

The Company operates manufacturing and/or distribution centers supporting health and wellness products, including those products manufactured with hemp ingredients and our overall distribution operations.

July 2020 - the Company purchased Infusionz LLC. Infusionz was a similar business in the manufacturing and distribution of products and owned certain product brands that we believe could be expanded through the merger.

June 2021 - Upexi Inc. became a listed company on the Nasdaq stock exchange.

August 2021 - The Company purchased the assets of VitaMedica Corporation, a California corporation (VitaMedica). VitaMedica is a leading online seller of supplements for surgery, recovery, skin, beauty, health and wellness.

October 2021 - The Company purchased Interactive Offers, LLC, a Delaware limited liability company. Interactive provides programmatic advertising with its SAAS platform, which allows for programmatic advertisement placement automatically on any partners’ sites from a simple dashboard.

April 2022 – The Company purchased 55% of Cygnet Online, LLC, a Delaware limited liability company (“Cygnet”). Cygnet operates a warehouse and distribution center for the management of day-to-day operations for product liquidation through Amazon and other on-line resellers.

August 2022 – The Company purchased the assets to the brand LuckyTail. The acquisition of LuckyTail provided the Company with a foothold in the pet care industry and a strong presence on Amazon and its eCommerce store, offering nutritional and grooming products domestically and internationally.

October 2022 - The Company purchased E-Core Technology, Inc. d/b/a New England Technology, Inc. (“E-Core”), a Florida corporation. E-Core distributes non-owned branded products to national retail distributors and has branded products in the toy industry that E-Core sells direct to consumers through online sales channels and to national retail distributors.

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October 2022 – The Company sold all rights to Infusionz brands and the manufacturing of certain private label business. Infusionz was originally purchased by the Company in July of 2020.

July 2023 – The Company notified the Buyer of the Infusionz brands and the manufacturing business of the defaults and notified the Buyer that all obligations and undertakings to the Buyer are terminated. The Company started manufacturing again for brands owned by the Company to ensure there was no interruption to the supply chain of the products.

August 2023 – The Company purchased the remaining ownership of Cygnet.

August 2023 – The Company sold one hundred percent (100%) of the issued and outstanding equity of its wholly owned subsidiary Interactive Offers, LLC.

May 2024 – The Company sold its equity interest in the wholly owned subsidiary VitaMedica, a Nevada corporation.

June 2024 – The Company sold its equity interest in the wholly owned subsidiary E-Core Technology, Inc. d/b/a New England Technology, Inc. a Florida corporation.

January 2025 – The Company announced the strategy of establishing a digital currency holding company to invest and capitalize on the opportunities of cryptocurrency.

April 2025 - The Company consummated a $100 million private placement offering and used the net proceeds from the offering to fund its treasury strategy.

July 2025 – The Company consummated a $50 million private placement offering and a $151.2 million convertible note offering in consideration for the exchange of Solana to continue to build its SOL treasury strategy.

Regulations

Treasury Strategy

The laws and regulations applicable to Solana and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Solana strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended, or CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in Solana provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Solana and Solana platforms, and there is the possibility that law enforcement agencies could close Solana platforms or other Solana-related infrastructure with little or no notice and prevent users from accessing or retrieving Solana held via such platforms or infrastructure.

As noted above, activities involving Solana and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope.

Consumer Products Business

In the United States, hemp products that are manufactured by Upexi are regulated by the U.S. Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture (“USDA”), and various state agencies within the individual states. As an initial matter, the hemp products manufactured and distributed by Upexi must meet the requirements of the Agricultural Improvement Act of 2018 (the “Farm Bill”). Under the Farm Bill, all hemp products must contain no more than 0.3% of 9-delta-tetraydrocannabidiols (“9-delta”) on a dry why weight basis. To ensure compliance with this provision, Upexi requires all hemp products it manufactures and distributes to contain no more than 0.3% of all tetraydrocannabidiols not simply 9-delta. The Farm Bill also requires that Upexi only use hemp manufacturers/producers that are duly licensed under state law or pursuant to the regulations issued by the USDA. Consequently, the Company processes, develops, manufactures, and sells its products pursuant to the Farm Bill. CBD products manufactured and distributed by Upexi must also meet the requirements of the federal Food, Drug, and Cosmetic Act (“FDCA”) and the federal Food and Drug Administration’s (the “FDA”) regulations implementing the FDCA. While neither the FDCA nor FDA has specific provisions that relate to the marketing of hemp products, the products are subject to the general adulteration and labeling provisions of the FDCA and FDA’s regulations depending on whether the product is marketed as a cosmetic, dietary supplement or food. The permissibility of hemp products containing cannabinoids remains in a state of flux. The FDA has issued guidance titled “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD)”, pursuant to which the FDA has taken the position that cannabidiol (“CBD”) is prohibited from use as an ingredient in a food or beverage or as a dietary ingredient in or as a dietary supplement based on several provisions of the FDCA. In the definition of “dietary supplement” found in the FDCA at Section 201(ff), an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, is excluded from the definition of dietary supplement. A similar provision in the FDCA at 301(ll) makes it a prohibited act to introduce or deliver into commerce any food with a substance that was investigated as a new drug prior to being included in a food. There are no similar exclusions for the use of CBD in non-drug topical products, as long as such products otherwise comply with applicable laws.

The FDA created a task force to address the further regulation of CBD and other cannabis-derived products and is currently evaluating the applicable science and pathways for regulating CBD and other cannabis-derived ingredients.

Additionally, various states have enacted state-specific laws pertaining to the handling, manufacturing, labeling, and sale of CBD and other hemp products. Compliance with state-specific laws and regulations could impact our operations in those specific states. It is important to note that FDA has not taken any specific positions regarding the regulatory status of other cannabinoids, for example CBDA, CBDG, and CBDN. Finally, the Federal Trade Commission is the agency that is vested with ensuring that all marketing claims for hemp products are truthful and non-misleading.

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Our Treasury Strategy

The Company has adopted a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, and specifically long term strategy of holding Solana (“SOL”) by applying a proven public-market treasury model to an asset that we believe is earlier in its lifecycle, structurally reflexive, and vastly underexposed as compared to Bitcoins.

Our Products

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

The market, customers and distribution methods for eCommerce products are large and diverse. While Amazon remains the largest eCommerce channel, others are carving out a big chunk of the market, including Walmart, eBay, and Etsy. More opportunities are popping up for sellers as well. Being able to navigate multiple marketplaces is a key to our success and helps reach different demographics and consumers with specific buying behaviors.

Our target customers are first and foremost end consumers via internet sales; however, we see growth opportunities in direct-to-consumer retail stores, cooperatives, affiliate sales and master distributors. As we continue to develop our business, these markets may change, be re-prioritized or eliminated as management responds to consumer and regulatory developments.

Our Competitive Strengths

We attribute our success to our consumer products by controlling each phase of the process from manufacturing to order fulfillment.

As the manufacturer of our primary products, we are able to control our costs and improve profitability at each step of the process, starting with the development of new products. Our products take priority in manufacturing give us a higher inventory turnover rate and accelerates the timeline for new product launches. In addition, we are able to adjust to market demands and change production schedules to ensure we maintain optimized inventory levels.

Our primary sales channel is our ecommerce site and our marketing team is led by an expert in the online direct to consumer sales as she has been with the brand since its inception. We have the ability to direct product manufacturing and increase sales with special promotions and product variations with little or no delay in bringing the product to market.

Our direct to consumer focus reduces the overall supply costs as we do not have retail outlets or maintain distribution networks for small retail operations.

Our executive team comes from a background in logistics, with CEO, Allan Marshall, the founder of XPO Logistics (formerly known as Segmentz, Inc.). With increased shipping costs affecting online retailers, our strength is understanding this and finding ways to lower our costs and overhead, thus increasing profit margins on all of our products.

Our Growth Strategy

Our growth will focus on the expansion of our brands portfolio through organic growth and optimization of our supply chain.

Direct-to-Consumer expansion. Our direct-to-consumer business is expected to be our growth driver for the next several years with additional brands and products.

Talent acquisition. A large part of our acquisition process is to not only evaluate the brand/product offerings, but to understand the team that has been responsible for its success. In a tough market for hiring, this has proven to be a strategic method for bringing on talent. We not only get a great brand, but look to retain the personnel, often the heartbeat of said brand, give them resources, and even utilize them for other brands that we have launched internally or acquired. We strongly believe that continued success relies on a growing team of experts across various industries.

Competition

There is heavy competition in our products and we are able to carve out certain niche markets within the industry and there are few competitors that control their manufacturing to distribution as we do. Our goal is to compete through our product delivery and introduction of new products that we manufacture and deliver directly to the consumer giving us an advantage on our competitors. We will focus on profitability, and grow efficiently, without the requirement of additional capital.

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Government Regulation

Treasury Strategy

The laws and regulations applicable to Solana and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Solana strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in Solana provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Solana and Solana platforms, and there is the possibility that law enforcement agencies could close Solana platforms or other Solana-related infrastructure with little or no notice and prevent users from accessing or retrieving Solana held via such platforms or infrastructure.

As noted above, activities involving Solana and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope.

Consumer Products Business

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas, including, but not limited to, the hemp business in the United States, the consumer products and nutritional supplement markets in the United States, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, federal and state healthcare, environmental and safety. The successful execution of our business objectives will be contingent upon our compliance with all applicable laws and regulations and obtaining all necessary regulatory approvals, permits and registrations, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in such applicable laws and regulations and the expansion of the Company’s business, could make our products less attractive to our customers, delay the introduction of new products, and require the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations.

We operate our business in markets that are both highly regulated and rapidly evolving. We are subject to numerous federal and state laws and regulations affecting the manufacturing, packaging, labeling and sale of food, beverages, dietary supplements, and personal care products/cosmetics, as well as the use of hemp and hemp-derived ingredients like CBD in such products. The FDA regulates hemp and hemp-derived ingredients in FDA-regulated products pursuant to the provisions of the FDCA and regulations promulgated pursuant to it, in particular those related to adulteration and labeling of cosmetic, food, and dietary supplements. The FDA has issued guidance on the subject and issued letters to companies regarding claims made for products and the use of such ingredients in various products. The FDA also initiated a task force to evaluate pathways for further regulation of hemp and hemp-derived ingredients. At various times, bills pertaining to the regulation of hemp and hemp-derived ingredients have been introduced in both the U.S. Senate and the U.S. House of Representatives, and additional proposed legislation is expected to be introduced in the future to clarify the regulatory status of cannabinoids from hemp generally and CBD generally. Future legislation approved by Congress and signed by the President, or rulemaking promulgated by the FDA, could either positively or adversely impact the future sale of products by the Company.

We are currently not subject to any foreign regulations as we do not currently distribute or export any products, including hemp or CBD related products outside the U.S. Additionally, we are not aware of any foreign regulations that we had to comply with in regard to the sale of our flavoring products to one end user customer in the U.S. who distributed such products to Europe where it had operations. The responsibility for compliance with any European regulations would be on such customer.

Additionally, numerous states have passed forms of hemp legislation governing the cultivation of hemp, as well as the further processing and sale of hemp and products with hemp or hemp-derived ingredients. Those states that have not yet enacted laws or issued regulations pertaining to hemp and hemp-derived ingredients may do so in the near future. Unless Congress specifically enacts laws preempting the state regulations of hemp products, we will continue to be subject not only to federal law but various state laws. Presently, Upexi only distributes hemp-products in states that it is legal to do so. Changes in the state laws and regulations could again either positively or adversely affect our ability to sell products in those states.

Employees

The Company has 59 full-time employees as of June 30, 2025 working out of its headquarters in Tampa, Florida, its Odessa, Florida, manufacturing facility, its distribution warehouse in Tampa, Florida or individuals’ home-based offices.

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THE OFFERING This prospectus relates to the offer and sale from time to time of up to 48,026,410 shares of Common Stock by the Selling Stockholders.

Common Stock offered by the Selling Stockholders:

48,026,410 shares of Common Stock including 12,457,186 shares of Common Stock from the PIPE Offering, as that term is defined herein, and 35,569,224 shares of Common Stock underlying the conversion of the Notes.

Common Stock outstanding prior to this offering (1)	58,888,756 shares of Common Stock.

Common stock to be outstanding after the offering (1)	94,457,980 shares of Common Stock, assuming the full conversion of the Notes.

Use of proceeds

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the shares of Common Stock for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 16 before deciding to invest in our securities.

Trading symbol	Our Common Stock is currently quoted on the Nasdaq Capital Market under the trading symbol “UPXI”.

(1)

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 58,888,756 and 94,457,980 shares outstanding as of September 30, 2025, and excludes:

• 621,353 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2025, at a weighted average exercise price of $3.39 per share;

• 1,848,735 shares of our common stock issuable upon exercise of warrants outstanding as of September 30, 2025, at a weighted average exercise price of $4.20 per share;

• 186,667 shares of our common stock issuable upon the conversion of debt;

• 138,889 shares of our common stock issuable upon the conversion of Series A Preferred Shares; and

• 2,250,000 shares of common stock that have been granted as a restricted stock grant under our 2019 Incentive plan and upon vesting will be issued.

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RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Upexi

As a result of the shutdown of the federal government, we have determined to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of adverse consequences, including the potential for a need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order issued preventing use of the registration statement, and a corresponding stock price decline, litigation, reputational harm or other negative results.

The registration statement of which this prospectus forms a part is expected to become automatically effective by operation of Section 8(a) of the Securities Act on the 20th calendar day after the dated is filed with the Commission, in lieu of the Commission declaring the registration statement effective following the completion of its review. Although our reliance on Section 8(a) does not relieve us and other parties from the responsibility for the adequacy and accuracy of the disclosure set forth in the registration statement and for ensuring that the registration statement complies with applicable requirements, use of Section 8(a) poses a risk that, after the date of this prospectus, we may be required to file a post-effective amendment to the registration statement and distribute an updated prospectus to investors, or otherwise abandon this offering, if changes to the information in this prospectus are required, or if a stop order under Section 8(d) of the Securities Act prevents continued use of the registration statement.

We believe this risk is minimal, however, these or similar events could cause the trading price of our common stock to decline, result in securities class action or other litigation, and subject us to significant monetary damages, reputational harm and other negative results.

Upexi does not anticipate paying any dividends on its common stock.

No dividends have been paid on Upexi’s common stock. Upexi does not intend to pay cash dividends on its common stock in the foreseeable future, and anticipate that profits, if any, received from operations will be reinvested into its business. Any decision to pay dividends will depend upon its financial condition, operating results, and current and anticipated cash needs.

You may experience additional dilution in the future.

To raise additional capital, Upexi may in the future offer additional securities, including shares of its Common Stock, at prices that may not be the same as the price per share in this offering. Upexi may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which Upexi sells additional shares of common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this Offering. Furthermore, sales of a substantial number of shares of Upexi’s common stock in the public markets, or the perception that such sales could occur, could depress the market price of Upexi’s common stock.

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Shares eligible for future sale may adversely affect the market.

From time to time, certain of Upexi’s stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to recent amendments to Rule 144, a non-affiliate stockholder who has satisfied a six-month holding period may, under certain circumstances, sell its shares, without limitation. Any substantial sale of Upexi’s common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities purchased in this offering) may have a material adverse effect on the market price of the common stock.

Our limited operating history makes it difficult for potential investors to evaluate our business prospects and management.

The Company was incorporated on September 5, 2018, and only commenced operations thereafter. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties, and we cannot assure you that the Company will achieve or sustain profitability in the future.

The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as this Offering, our ability to develop and market new products, our ability to control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

If we are unable to protect our intellectual property rights, our competitive position could be harmed.

Our commercial success will depend in part on our ability to obtain and maintain appropriate intellectual property protection in the United States and foreign countries with respect to our proprietary formulations and products. Our ability to successfully implement our business plan depends on our ability to build and maintain brand recognition using trademarks, service marks, trade dress and other intellectual property. We may rely on trade secrets, trademark, patent and copyright laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. The steps we have taken and the steps we will take to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. If our efforts to protect our intellectual property are unsuccessful or inadequate, or if any third party misappropriates or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on the Company’s business and prevent our brands from achieving or maintaining market acceptance. Protecting against unauthorized use of our trademarks and other intellectual property rights may be expensive, difficult and in some cases not possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights and proving any such infringement may be even more difficult.

We may not be able to effectively manage growth.

As we continue to grow our business and develop products, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal and other resources. The Company expects its growth to place a substantial strain on its managerial, operational and financial resources. The Company cannot assure that it will be able to effectively manage the expansion of its operations, or that its facilities, systems, procedures or controls will be adequate to support its operations. The Company’s inability to manage future growth effectively would have a material adverse effect on its business, financial condition and results of operations.

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Our management may not be able to control costs in an effective or timely manner.

The Company’s management has made reasonable efforts to assess, predict and control costs and expenses. However, the Company only has a brief operating history upon which to base those efforts. Implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Likewise, the cost of compensating employees and consultants or other operating costs may be higher than management’s estimates, which could lead to sustained losses.

We expect our quarterly financial results to fluctuate.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

•	Demand for our products;
•	Our ability to obtain and retain existing customers or encourage repeat purchases;
•	Our ability to manage our product inventory;
•	General economic conditions, both domestically and in foreign markets;
•	Advertising and other marketing costs; and
•	Costs of creating and expanding product lines.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

We are subject to the reporting requirements of U.S. federal securities laws, which can be expensive.

We are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited consolidated financial statements to stockholders will cause our expenses to be higher than they would have if we had remained privately held. In addition, it may be time-consuming, difficult and costly for us to develop and implement the corporate governance requirements, internal controls and reporting procedures required by the federal securities laws. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, and results of operations. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

Cybersecurity breaches of our IT systems could degrade our ability to conduct our business operations and deliver products and services to our customers, delay our ability to recognize revenue, compromise the integrity of our software products, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.

We increasingly depend upon our IT systems to conduct virtually all of our business operations, ranging from our internal operations and product development activities to our marketing and sales efforts and communications with our customers and business partners. Computer programmers may attempt to penetrate our network security, or that of our website, and misappropriate our proprietary information or cause interruptions of our service. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. We have also outsourced a number of our business functions to third-party contractors, including our manufacturers and logistics providers, and our business operations also depend, in part, on the success of our contractors’ own cybersecurity measures. Similarly, we rely upon distributors, resellers and system integrators to sell our products and our sales operations depend, in part, on the reliability of their cybersecurity measures. Additionally, we depend upon our employees to appropriately handle confidential data and deploy our IT resources in a safe and secure fashion that does not expose our network systems to security breaches and the loss of data. Accordingly, if our cybersecurity systems and those of our contractors fail to protect against unauthorized access, sophisticated cyberattacks and the mishandling of data by our employees and contractors, our ability to conduct our business effectively could be damaged in a number of ways.

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We may incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company, as defined in Rule 12b-2 under the Exchange Act, we will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and to include an internal control report. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such an evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including industrial hemp, pecmate, pectin and other raw materials used in the product manufacturing process. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. Substantial increases in the prices for our raw materials increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased prices for our products.

Our failure to meet the continuing listing requirements of the Nasdaq Capital Market could result in a de-listing of our securities.

If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders’ equity or minimum closing bid price requirements, Nasdaq may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the Nasdaq. In addition, our management team will also have to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and operating results.

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As a public company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We are eligible to be treated as an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company” within the meaning of the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this annual report and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited consolidated financial statements and two years of selected financial data in this annual report. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700.0 million as of any December 31 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, after which, in each case, we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited consolidated financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates exceeds $250 million as of the prior the end of our second fiscal quarter ending December 31 of each year, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior to the end of our second fiscal quarter ending December 31 of each year. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our consolidated financial statements with other public companies difficult or impossible.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of producing or distributing hemp-based products for personal use or consumption. Many of our competitors have greater resources that may enable them to compete more effectively than us in the CBD industry. Some of our competitors have a longer operating history and greater capital resources, facilities and product line diversity, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. The Company expects to face additional competition from existing competitors and new market entrants. If a significant number of new entrants enter the market in the near term, the Company may experience increased competition for market share and may experience downward pricing pressure on the Company’s products as new entrants increase production. Such competition may cause us to encounter difficulties in generating revenues and market share, and in positioning our products in the market. If we are unable to successfully compete with existing companies and new entrants to the market, our lack of competitive advantage will have a negative impact on our business and financial condition.

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Unfavorable publicity or consumer perception of our products or similar products developed and distributed by other companies could have a material adverse effect on our reputation, which could result in decreased sales and fluctuations in our business, financial condition and results of operations.

We depend on consumer perception regarding the safety and quality of our products, as well as similar products marketed and distributed by other companies. Consumer perception of hemp-based products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, which may associate consumption of our products or other similar products with adverse effects or question the benefits and/or effectiveness of our products or similar products. A new product may initially be received favorably, resulting in high sales of that product, but that level of sales may not be sustainable as consumer preferences change over time. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Unfavorable research or publicity could have a material adverse effect on our ability to generate sales.

Our failure to appropriately and timely respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact on consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our product offerings depends upon a number of factors, including our ability to:

•	Anticipate customer needs;
•	Innovate and develop new products;
•	Successfully introduce new products in a timely manner;
•	Price our products competitively with retail and online competitors;
•	Deliver our products in sufficient volumes and in a timely manner; and
•	Differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our financial condition and results of operations.

Future acquisitions or strategic investments and partnerships could be difficult to identify and integrate with our business, disrupt our business, and adversely affect our financial condition and results of operations.

We may seek to acquire or invest in businesses and product lines that we believe could complement or expand our product offerings, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not the acquisitions are completed. Future acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our financial position and results of operations. In addition, if an acquired business or product line fails to meet our expectations, our business, financial condition, and results of operations may be adversely affected.

Failure to successfully integrate acquired businesses and their products and other assets into our Company, or if integrated, failure to further our business strategy, may result in our inability to realize any benefit from such acquisition.

We expect to grow by acquiring relevant businesses, including other cannabis-related businesses. The consummation and integration of any acquired business, product or other assets into our Company may be complex and time consuming and, if such businesses and assets are not successfully integrated, we may not achieve the anticipated benefits, cost-savings or growth opportunities. Furthermore, these acquisitions and other arrangements, even if successfully integrated, may fail to further our business strategy as anticipated, expose our Company to increased competition or other challenges with respect to our products or geographic markets, and expose us to additional liabilities associated with an acquired business, technology or other asset or arrangement.

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The failure to attract and retain key employees could hurt our business.

Our success also depends upon our ability to attract and retain numerous highly qualified employees. The loss of one or more members of our management team or other key employees or consultants could materially harm our business, financial condition, results of operations and prospects. We face competition for personnel and consultants from other companies, universities, public and private research institutions, government entities and other organizations. Our failure to attract and retain skilled management and employees may prevent or delay us from pursuing certain opportunities. If we fail to successfully fill many management roles, fail to fully integrate new members of our management team, lose the services of key personnel, or fail to attract additional qualified personnel, it will be significantly more difficult for us to achieve our growth strategies and success.

We have limited supply sources, and price increases or supply shortages of key raw materials could materially and adversely affect our business, financial condition and results of operations.

Our products are composed of certain key raw materials. If the prices of such raw materials increase significantly, it could result in a significant increase in our product development costs. If raw material prices increase in the future, we may not be able to pass on such price increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our business, financial condition and results of operations.

The Company believes that its continued success will depend upon the availability of raw materials that permit the Company to meet its labeling claims and quality control standards. The supply of our industrial hemp is subject to the same risks normally associated with agricultural production, such as climactic conditions, insect infestations and availability of manual labor or equipment for harvesting. Any significant delay in or disruption of the supply of raw materials could substantially increase the cost of such materials, could require product reformulations, the qualification of new suppliers and repackaging and could result in a substantial reduction or termination by the Company of its sales of certain products, any of which could have a material adverse effect upon the Company. Accordingly, there can be no assurance that the disruption of the Company’s supply sources will not have a material adverse effect on the Company.

Loss of key contracts with our suppliers, renegotiation of such agreements on less favorable terms or other actions these third parties may take could harm our business.

Most of our agreements with suppliers of our industrial hemp, including our key supplier contract, are short term. The loss of these agreements, or the renegotiation of these agreements on less favorable economic or other terms, could limit our ability to procure raw material to manufacture our products. This could negatively affect our ability to meet consumer demand for our products. Upon expiration or termination of these agreements, our competitors may be able to secure industrial hemp from our existing suppliers which will put the company at a competitive disadvantage in the market.

There is limited availability of clinical studies.

Although hemp plants have a long history of human consumption, there is little long-term experience with human consumption of certain of these innovative product ingredients or combinations thereof in concentrated form. Although the Company performs research and/or tests the formulation and production of its products, there is limited clinical data regarding the safety and benefits of ingesting industrial hemp-based products. Any instance of illness or negative side effects of ingesting industrial hemp-based products would have a material adverse effect on our business and operations.

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We face substantial risk of product liability claims and potential adverse product publicity.

Like any other retailer, distributor or manufacturer of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused loss or injury. In the event we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on the Company. The Company is not currently a named defendant in any product liability lawsuit; however, other manufacturers and distributors of hemp-based products currently are or have been named as defendants in such lawsuits. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding the Company’s insurance coverage could have a material adverse effect on the Company.

We may be unable to attract and retain independent distributors for our products.

As a direct selling company, our revenue depends in part upon the number and productivity of our independent distributors. Like most direct selling companies, we experience high levels of turnover among our independent distributors from year to year, who may terminate their service at any time. Generally, we need to increase the productivity of our independent distributors and/or retain existing independent distributors and attract additional independent distributors to maintain and/or increase product sales. Many factors affect our ability to attract and retain independent distributors, including the following:

•	publicity regarding our Company, our products, our distribution channels and our competitors;
•	public perceptions regarding the value and efficacy of our products;
•	ongoing motivation of our independent distributors;
•	government regulations;
•	general economic conditions;
•	our compensation arrangements, training and support for our independent distributors; and
•	competition in the market.

Our results of operations and financial condition could be materially and adversely affected if our independent distributors are unable to maintain their current levels of productivity, or if we are unable to retain existing distributors and attract new distributors in sufficient numbers to maintain present sales levels and sustain future growth.

We could incur obligations resulting from the activities of our independent distributors.

We sell our products through a network of independent distributors. Independent distributors are independent contractors who operate their own business separately and apart from the Company. We may not be able to control certain aspects of our distributors’ activities that may impact our business. If local laws and regulations, or the interpretation thereof, change and require us to treat our independent distributors as employees, or if our independent distributors are deemed by local regulatory authorities in one or more of the jurisdictions in which we operate to be our employees rather than independent contractors under existing laws and interpretations, we may be held responsible for a variety of obligations that are imposed upon employers relating to their employees, including employment-related taxes and penalties, which could have a material adverse effect on our financial condition and results of operations. In addition, there is the possibility that some jurisdictions may seek to hold us responsible for false product or earnings-related claims due to the actions of our independent distributors. Liability for any of these issues could have a material adverse effect on our business, financial condition and results of operations.

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If our independent distributors’ failure to comply with applicable advertising laws and regulations could adversely affect our financial conditions and results of operations.

The advertisement of our products is subject to extensive regulations in the markets in which we do business. Our independent distributors may fail to comply with such regulations governing the advertising of our products. We cannot ensure that all marketing materials used by our independent distributors comply with applicable regulations, including bans on false or misleading product and earnings-related claims. If our independent distributors fail to comply with applicable regulations, we could be subjected to claims of false advertising, misrepresentation, significant financial penalties, and/or costly mandatory product recalls and relabeling requirements with respect to our products, any of which could have a material adverse effect on our business, reputation, financial condition and results of operations.

Risks Relating to Investing in Solana

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including Solana.

Absent federal regulations, there is a possibility that Solana may be classified as a “security.” Any classification of Solana as a “security” would subject us to additional regulation and could materially impact the operation of our business.

We believe that Solana is not a security but neither the SEC nor any other U.S. federal or state regulator publicly stated whether they agree with our assessment. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” Solana has not yet been classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we have concluded that Solana is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under The Investment Company Act of 1940, as amended (the “1940 Act”) is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that Solana is a “security” which would require us to register as an investment company under the 1940 Act.

We have also adapted our process for analyzing the U.S. federal securities law status of Solana and other cryptocurrencies over time, as guidance and case law have evolved. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that Solana is not a “security” is premised, among other reasons, on our conclusion Solana does not meet the elements of the Howey test. Among the reasons for our conclusion that Solana is not a security is that holders of Solana do not have a reasonable expectation of profits from our efforts in respect of their holding of Solana. Also, Solana ownership does not convey the right to receive any interest, rewards, or other returns

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The regulatory treatment of Solana is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC which has previously stated it deemed Solana a security.. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that Solana, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if Solana was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

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If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

Since our formation, we have been a brand owner specializing in the development, manufacturing and distribution of consumer products. Recently, we have begun focusing on pursuing opportunities to expand our portfolio into coins, digital assets and M&A in the fintech space. With respect to Section 3(a)(1)(A), following the Offering, approximately 97% percent of the proceeds of the Offering will be used to acquire Solana, which will be an amount in excess of 40% of our total assets. Since we believe Solana is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

Solana and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the 1940 Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the 1940 Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

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If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act—including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons—likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As Solana and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Solana. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Solana or the ability of individuals or institutions such as us to own or transfer Solana.

If Solana is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our common stock. Moreover, the risks of us engaging in a Solana treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Our management relies upon the advice of an asset manager through an asset management agreement to assist in building a narrowly focused investment strategy and the execution of the Company’s strategy and may not yield the desired return.

Our management and GSR Strategies, LLC, the asset manager, will have broad discretion in the application of the net proceeds from any offering by the Company and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure to apply these funds effectively could result in financial losses that could cause the price of our common stock to decline.

We may use the net proceeds from any offering by the Company to purchase additional Solana, the price of which has been, and will likely continue to be, highly volatile.

 We may use the net proceeds from any offering by the Company to purchase additional Solana. Solana is a highly volatile asset. Solana does not pay interest, but if management determines to stake the Solana tokens in treasury, rewards can be earned on Solana. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of Solana following our purchases of Solana with the net proceeds from any offering by the Company. Future fluctuations in Solana’s trading prices may result in our converting Solana purchased with the net proceeds from any offering into cash with a value substantially below the net proceeds from such an offering.

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Momentum pricing.

The value of a single unit of SOL as represented by the Index may also be subject to momentum pricing due to speculation regarding future appreciation in value, leading to greater volatility that could adversely affect the value of the Shares. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, is impacted by appreciation in value. Momentum pricing may result in speculation regarding future appreciation in the value of digital assets, which inflates prices and leads to increased volatility. As a result, SOL may be more likely to fluctuate in value due to changing investor confidence in future appreciation or depreciation in prices, which could adversely affect the price of SOL, and, in turn, our stock price.

The trading prices of many digital assets, including SOL, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including declines in the trading prices of SOL, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value.

The trading prices of many digital assets, including SOL, have experienced extreme volatility throughout their existence, including in recent periods and may continue to do so. For instance, following significant increases throughout the majority of 2020, digital asset prices, including SOL, experienced significant volatility throughout 2021 and 2022. This volatility became extreme in November 2022 when FTX Trading Ltd. (“FTX”) halted customer withdrawals. Developments during the last cryptocurrency bear market led to extreme volatility and disruption in digital asset markets, a loss of confidence in participants of the digital asset ecosystem, significant negative publicity surrounding digital assets broadly and market-wide declines in liquidity. Digital asset prices, including SOL, have continued to fluctuate widely through the date of this prospectus. For example, according to Bloomberg, Solana’s 90-day realized volatility has generally ranged from 70-100% over the last several months.

Extreme volatility in the future, including declines in the trading prices of SOL, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value. Furthermore, negative perception, a lack of stability and standardized regulation in the digital asset economy may reduce confidence in the digital asset economy and may result in greater volatility in the price of SOL and other digital assets, including a depreciation in value.

Currently, we do not hedge against SOL volatility, as our goal is to benefit shareholders through long-term value appreciation rather than short-term hedging. While we may consider hedging strategies for our treasury or acquisitions in the future, there is no guarantee they will significantly reduce digital asset volatility or increase the treasury's value.

Furthermore, changes in U.S. political leadership and economic policies may create uncertainty that materially affects the price of SOL and the Company’s Share Price. For example, on March 6, 2025, President Trump signed an Executive Order to establish a Strategic Bitcoin Reserve and a United States Digital Asset Stockpile. Pursuant to this Executive Order, the Strategic Bitcoin Reserve will be capitalized with Bitcoin owned by the Department of Treasury that was forfeited as part of criminal or civil asset forfeiture proceedings, and the Secretaries of Treasury and Commerce are authorized to develop budget-neutral strategies for acquiring additional bitcoin, provided that those strategies impose no incremental costs on American taxpayers.

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There are numerous companies announcing their intention to build a digital asset treasury and specifically SOL treasury. This concentration of SOL holdings within a few treasury companies could cause the price of SOL to rapidly decline based on one or more of these treasury companies liquidating their position and could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value.

There are currently a number of public companies that have announced intentions to accumulate Solana tokens, in addition to certain public companies that have already amassed Solana tokens as part of digital asset treasury strategies. This pool of buyers or potential buyers can significantly affect volume of transactions that would not otherwise exist and lead to concentrations of Solana tokens. The potential effect of such scale is a concentration of holdings that may lead to a wide range of price movements, whether that be increases to the upside or decreases to the downside. We cannot assure stability of prices of Solana tokens and to the extent the market price of our common stock moves in alignment with the price of Solana, we cannot assure stability with respect to the market price of our common stock.

Our Solana holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by: significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets; relative anonymity; a developing regulatory landscape; potential susceptibility to market abuse and manipulation; compliance and internal control failures at exchanges; and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Solana at favorable prices or at all. Further, Solana which we hold with our custodians does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, pursuant to the asset management agreement we entered into with the asset manager, we are currently and may generally be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Solana or otherwise generate funds using our Solana holdings, including in particular during times of market instability or when the price of Solana has declined significantly. If we are unable to sell our Solana, enter into additional capital raising transactions using Solana as collateral, or otherwise generate funds using our Solana holdings, or if we are forced to sell our Solana at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our Solana strategy, our use of leverage, the manner in which our Solana is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Solana holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Solana. See “Use of Proceeds.”

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Solana, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

Substantially all of the Solana we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our Solana. Solana and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our Solana in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Solana;
•	harm to our reputation and brand;
•	improper disclosure of data and violations of applicable data privacy and other laws; or
•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

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Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We have limited history in generating staking revenues from Solana, which could adversely affect our business, financial condition and operating results.

Until recently, our business focus was as a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

We have recently shifted the focus of our operations to a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, and specifically long term strategy of holding Solana (“SOL”) by applying a proven public-market treasury model to an asset that we believe is earlier in its lifecycle, structurally reflexive, and vastly underexposed.

We have a limited operating history with the current scale of our business, which makes it difficult to forecast our prospects and future results of operations. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our recent revenue growth should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including unexpected government regulation, any reduction in the value of cryptocurrency  generally or Solana specifically, demand for our platform, increased competition, contraction of our overall market, our inability to accurately forecast demand for our platform and plan for capacity constraints or our failure, for any reason, to capitalize on growth opportunities. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our business would be harmed.

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If the digital asset award or transaction fees for recording transactions on the Solana network are not sufficiently high to incentivize validators may demand high transaction fees, which could negatively impact the value of SOL and the value of the Shares.

If the digital asset awards for validating blocks or the transaction fees for recording transactions on the Solana network are not sufficiently high to incentivize validators, or if certain jurisdictions continue to limit or otherwise regulate validating activities, validators may cease expending validating power to validate blocks and confirmations of transactions on the SOL blockchain could be slowed. For example, the realization of one or more of the following risks could materially adversely affect the value of the Shares:

•	Over the past several years, digital asset validating operations have evolved from individual users validating with computer processors, graphics processing units and first-generation application specific integrated circuit machines to “professionalized” validating operations using proprietary hardware or sophisticated machines. If the profit margins of digital asset validating operations are not sufficiently high, digital asset validators are more likely to immediately sell digital assets earned by validating, resulting in an increase in liquid supply of that digital asset, which would generally tend to reduce that digital asset’s market price.

•	A reduction in the digital assets staked by validators on the Solana network could increase the likelihood of a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtaining control. See “If a malicious actor or botnet obtains control of the validating stake on the Solana network, or otherwise obtains control over the Solana network through its influence over core developers or otherwise, such actor or botnet could manipulate the Solana blockchain, which would adversely affect the value of the Shares or the ability of the Company to operate.”

•	Validators have historically accepted relatively low transaction confirmation fees on most digital asset networks. If validators demand higher transaction fees for recording transactions in the Solana blockchain or a software upgrade automatically charges fees for all transactions on the Solana network, the cost of using SOL may increase and the marketplace may be reluctant to accept SOL as a means of payment. Alternatively, validators could collude in an anti-competitive manner to reject low transaction fees on the Solana network and force users to pay higher fees, thus reducing the attractiveness of the Solana network. Higher transaction confirmation fees resulting through collusion or otherwise may adversely affect the attractiveness of the Solana network, the value of SOL and the value of the Shares.

•	To the extent that any validators cease to record transactions that do not include the payment of a transaction fee in blocks or do not record a transaction because the transaction fee is too low, such transactions will not be recorded on the Solana blockchain until a block is validated by a validator who does not require the payment of transaction fees or is willing to accept a lower fee. Any widespread delays or disruptions in the recording of transactions could result in a loss of confidence in the Solana network and could prevent the Company from completing transactions associated with the day-to-day operations of the treasury.

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During the course of the block validation processes, validators exercise the discretion to select bundles of transactions within a block. Beyond the standard block reward and transaction fees, validators have the ability to extract what is known as Maximal Extractable Value (“MEV”) by strategically selecting bundles of transactions during block production to prioritize transactions associated with higher transaction fees and MEV capture. In blockchain networks that facilitate DeFi protocols in particular, such as the Solana network, users may attempt to gain an advantage over other users by offering additional fees to validators for effecting the order or inclusions of transactions within a block. Certain software solutions, such as Jito, have been developed which facilitate validators and other parties in the ecosystem in capturing MEV. The presence of MEV may incentivize associated practices such as sandwich attacks or front-running that can have negative repercussions on DeFi users. A “sandwich attack” involves placing two transactions—one before and one after—a large, detected trade to exploit the resulting price movement. Unlike Ethereum, Solana lacks a public mempool, making it harder to detect pending user transactions. However, validators can choose to run clients like Jito or Paladin, which support MEV strategies that may enable sandwich attacks. For instance, searchers can submit bundles of transactions with precise ordering, allowing them to surround a vulnerable trade if detected. In the context of MEV, “front-running” is said to occur when a user spots an unexecuted transaction and awaiting validation, and then pays a high transaction fee to a validator to have their transaction executed on a priority basis in a manner designed to profit from the pending but unexecuted transaction. Since Solana doesn’t have a public mempool, validators and bots have limited visibility to unexecuted, or pending, transactions. Combined with Solana’s fast block times and parallel execution model, this makes it hard to detect and exploit user trades in real time. However, that doesn’t mean front- running is impossible. If a validator colludes with a bot, for example, it could potentially observe and front-run transactions. By running Jito or similar clients, validators have access to structure MEV systems where searchers submit bundles of ordered transactions to validators through an auction system. Validators select the most profitable bundles (based on transaction fees and MEV capture). Considering searchers determine the ordering through their bundles, front-running is possible. As of 2025, up to 5 transactions can be in a bundle for Jito. The transactions in a bundle must be executed atomically and in sequence, meaning if one transaction fails, the entire bundle does not get processed. Note, these MEV technologies, in this case Jito, can also offer user protections like front-running flags and protected order flow to mitigate risks. MEV may also compromise the predictability of transaction execution, which may deter usage of the network as a whole. Any potential perception of MEV as unfair manipulation may also discourage users and other stakeholders from engaging with DeFi protocols or the Solana network in general. In addition, it’s possible regulators or legislators could enact rules that restrict practices associated with MEV, which could diminish the popularity of the Solana network among users and validators. Any of these or other outcomes related to MEV may adversely affect the value of SOL and the value of the Shares.

Our trading orders may not be timely executed.

Our investment and trading strategies depend on the ability to establish and maintain an overall market position in a combination of financial instruments. Our trading orders may not be executed in a timely and efficient manner because of various circumstances, including, for example, trading volume surges or systems failures attributable to us or our counterparties, brokers, dealers, agents or other service providers. In such an event, we might only be able to acquire or dispose of some, but not all, of the components of our positions, or if the overall positions were to need adjustments, we might not be able to make such adjustments. As a result, we would not be able to achieve our desired market position, which may result in a loss. In addition, we can be expected to rely heavily on electronic execution systems (and may rely on new systems and technology in the future), which may be subject to certain systemic limitations or mistakes, causing the interruption of trading orders made by us.

Competition from other companies staking and utilizing Solana in their treasury plans.

We expect to contend with other companies also focused on developing digital asset staking operations. Market participants with sufficient knowledge and capital has the ability acquire tokens on the open market and start staking, which would increase competition.

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Competition from central bank digital currencies (“CBDCs”) and emerging payments initiatives involving financial institutions could adversely affect the price of SOL and other digital assets.

Central banks in various countries have introduced digital forms of legal tender (“CBDCs”). China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. Central banks representing at least 130 countries have published retail or wholesale CBDC work ranging from research to pilot projects. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replace, SOL and other cryptocurrencies as a medium of exchange or store of value. Central banks and other governmental entities have also announced cooperative initiatives and consortia with private sector entities, with the goal of leveraging blockchain and other technology to reduce friction in cross-border and interbank payments and settlement, and commercial banks and other financial institutions have also recently announced a number of initiatives of their own to incorporate new technologies, including blockchain and similar technologies, into their payments and settlement activities, which could compete with, or reduce the demand for, SOL. As a result of any of the foregoing factors, the price of SOL could decrease, which could adversely affect the value of the Company’s Stock Price.

Competition from the emergence or expansion of other digital assets may negatively influence the price of SOL and have an adverse impact on the value of the Shares.

As of June 30, 2025, SOL ranked as the sixth largest digital asset by market capitalization, according to CoinMarketCap.com. SOL encounters competition from a broad spectrum of digital assets, including Bitcoin and Ether. Additionally, numerous consortiums and financial institutions are investing in private or permissioned blockchain platforms rather than open networks such as the Solana Network. SOL is currently supported by fewer trading platforms compared to more established digital assets like Bitcoin and Ether, which may affect its liquidity. The Solana Network also competes directly with other smart contract platforms, including Ethereum, Polkadot, Avalanche, and Cardano. The emergence or growth of alternative digital assets or other smart contract platforms may diminish demand for, and the price of, SOL, thereby adversely affecting the value of the Shares.

Investors have the option to gain exposure to SOL through mechanisms other than the Company’s Shares, such as direct investment in SOL or through other financial vehicles, including securities or products backed by or linked to SOL. Specifically, the Company faces competition from other exchange-traded spot SOL products and similar digital asset vehicles, several of which have pending applications before the SEC or have already secured SEC approval. The Company’s ability to maintain its scale and achieve its intended competitive positioning may depend on various factors, such as its timing relative to competing products and its ability to raise additional capital.

Furthermore, if other financial vehicles tracking SOL constitute a significant portion of overall demand, substantial transactions involving these vehicles or private funds holding SOL could adversely affect the Index Price, NAV, NAV per Share, value of the Shares, Principal Market NAV, and Principal Market NAV per Share. Therefore, there can be no assurance that the Company will be able to preserve its scale or attain its intended competitive position relative to peers, which could negatively affect both the performance of the Company and the value of the Shares.

We may fail to develop and execute successful investment or trading strategies.

The success of our investment and trading activities will depend on the ability of our investment team and Asset Manager to identify overvalued and undervalued investment opportunities and to exploit price discrepancies. This process involves a high degree of uncertainty. No assurance can be given that we will be able to identify suitable or profitable investment opportunities in which to deploy our capital. The success of the trading activities also depends on our ability to remain competitive with other over-the-counter traders and liquidity providers. Competition in trading is based on price, offerings, level of service, technology, relationships and market intelligence. The success of investment activities depends on our ability to source deals and obtain favorable terms. Competition in investment activities is based on relationships. The barrier to entry in each of these businesses is very low and competitors can easily and will likely provide similar services in the near future. The success of our venture investments and trading business could suffer if we are not able to remain competitive.

We may make, or otherwise be subject to, trade errors.

Errors may occur with respect to trades executed on our behalf. Trade errors can result from a variety of situations, including, for example, when the wrong investment is purchased or sold or when the wrong quantity is purchased or sold. Trade errors frequently result in losses, which could be material. To the extent that an error is caused by a third party, we may seek to recover any losses associated with the error, although there may be contractual limitations on any third party’s liability with respect to such error.

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Risks Related to the CBD Industry

Laws and regulations affecting the CBD industry are evolving under the Farm Bill, and changes to applicable regulations may materially affect our future operations in the CBD market.

The CBD used by the Company is derived from hemp as defined in the Agriculture Improvement Act of 2018 (United States) (the “Farm Bill”) and codified at 7 USC 1639o means “the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis.” The Cannabis sativa plant and its derivatives may also be deemed marijuana, depending on certain factors. “Marijuana” is a Schedule I controlled substance and is defined in the Federal Controlled Substances Act at 21 USC Section 802(16) as “all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin.” Exemptions to that definition provided in 21 USC Section 802(16) include “the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination” or hemp as defined in 7 USC 1639o.

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Substances meeting the definition of “hemp” in the Farm Bill and 7 USC 1639o may be used in clinical studies and research through an Investigational New Drug (“IND”) application with the Food and Drug Administration (the “FDA”). Substances scheduled as controlled substances, like marijuana, require more rigorous regulation, including interaction with several agencies including the FDA, the DEA, and the NIDA within the National Institutes of Health (“NIH”).

Accordingly, if the CBD used by the Company is deemed marijuana and, therefore, a Schedule I controlled substance, the Company could be subject to significant additional regulation, as well as enforcement actions and penalties pertaining to the Federal Controlled Substances Act, and any resulting liability could require the Company to modify or cease its operations.

Furthermore, in conjunction with the Farm Bill, the FDA released a statement about the status of CBD use in food and dietary supplements, noting that the Farm Bill explicitly preserved the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and Section 351 of the Public Health Service Act. Any difficulties we experience in complying with existing and/or new government regulation could increase our operating costs and adversely impact our results of operations in future periods. The FDA has issued guidance titled “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD)” pursuant to which the FDA has taken the position that CBD is prohibited from use as an ingredient in a food or beverage or as a dietary ingredient in or as a dietary supplement based on several provisions of the FDCA. In the definition of “dietary supplement” found in the FDCA at 201(ff), an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, is excluded from the definition of dietary supplement. A similar provision in the FDCA 301(ll) makes it a prohibited act to introduce or deliver into commerce any food with a substance that was investigated as a new drug prior to being included in a food. There are no similar exclusions for the use of CBD in non-drug topical products, as long as such products otherwise comply with applicable laws. The FDA created a task force to address the further regulation of CBD and other cannabis-derived products and is currently evaluating the applicable science and pathways for regulating CBD and other cannabis-derived ingredients.

As a result of the Farm Bill’s recent passage, we expect that there will be a constant evolution of laws and regulations affecting the CBD industry which could affect the Company’s plan of operations. Local, state and federal hemp laws and regulations may be broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal compliance and may ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

Changes to state laws pertaining to industrial hemp could slow the use of industrial hemp, which could impact our revenues in future periods. Approximately 40 states have authorized industrial hemp programs pursuant to the Farm Bill. Additionally, various states have enacted state-specific laws pertaining to the handling, manufacturing, labeling, and sale of CBD and other hemp products. Compliance with state-specific laws and regulations could impact our operations in those specific states. Continued development of the industrial hemp industry will be dependent upon new legislative authorization of industrial hemp at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp industry is currently encouraging, growth is not assured, and while there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests.

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Unfavorable interpretations of laws governing hemp processing activities could subject us to enforcement or other legal proceedings and limit our business and prospects.

There are no express protections in the United States under applicable federal or state law for possessing or processing hemp biomass derived from lawful hemp not exceeding 0.3% THC on a dry weight basis and intended for use in finished product, but that may temporarily exceed 0.3% THC during the interim processing stages. While it is a common occurrence for hemp biomass to have variance in THC content during interim processing stages after cultivation but prior to use in finished products, there is risk that state or federal regulators or law enforcement could take the position that such hemp biomass is a Schedule I controlled substance in violation of the CSA and similar state laws. In the event that the Company’s operations are deemed to violate any laws, the Company could be subject to enforcement actions and penalties, and any resulting liability could cause the Company to modify or cease its operations.

Costs associated with compliance with various laws and regulations could negatively impact our financial results.

The manufacture, labeling and distribution of CBD products is regulated by various federal, state and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict our ability to market CBD-based products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded. We may also be subject to regulation by other federal, state and local agencies with respect to our CBD-based products. Our advertising activities are subject to regulation by the FTC under the Federal Trade Commission Act. In recent years, the FTC and state attorneys general have initiated numerous investigations of dietary and nutritional supplement companies and products. Any actions or investigations initiated against the Company by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations. Any actions or investigations initiated against the Company by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

The shifting regulatory environment necessitates building and maintaining robust systems to achieve and maintain compliance in multiple jurisdictions and increases the possibility that we may violate one or more of the legal requirements applicable to our business and products. If our operations are found to be in violation of any applicable laws or regulations, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, injunctions, or product withdrawals, recalls or seizures, any of which could adversely affect our ability to operate our business, our financial condition and results of operations.

Uncertainty caused by potential changes to legal regulations could impact the use and acceptance of CBD products.

There is substantial uncertainty and differing interpretations and opinions among federal, state and local regulatory agencies, legislators, academics and businesses as to the scope of operation of Farm Bill-compliant hemp programs relative to the emerging regulation of cannabinoids and the Controlled Substances Act. These different opinions include, but are not limited to, the regulation of cannabinoids by the DEA and/or the FDA, and the extent to which manufacturers of products containing Farm Bill-compliant cultivators and processors may engage in interstate commerce. The existing uncertainties in the CBD regulatory landscape in the United States cannot be resolved without further federal, and perhaps state-level, legislation and regulation or a definitive judicial interpretation of existing laws and regulations. If these uncertainties are not resolved in the near future or are resolved in the manner inconsistent with our business plan, such uncertainties may have an adverse effect upon our plan of operations and the introduction of our CBD-based products in different markets.

If we fail to obtain necessary permits, licenses and approvals under applicable laws and regulations, our business and plan of operations may be adversely impacted.

We may be required to obtain and maintain certain permits, licenses and regulatory approvals in the jurisdictions where we sell or plan to sell our products. There can be no assurance that we will be able to obtain or maintain any necessary licenses, permits or approvals. Any material delay in obtaining, or inability to obtain, such licenses, permits and approvals is likely to delay and/or inhibit our ability to carry out our plan of operations and could have a material adverse effect on our business, financial condition and results of operations.

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Potential future international expansion of our business could expose us to additional regulatory risks and compliance costs.

Although we have no plans to expand internationally for at least two or more years, if the Company intends to expand internationally or engage in the international sale of its products, it will become subject to the laws and regulations of the foreign jurisdictions in which it operates, or in which it imports or exports products or materials, including, but not limited to, customs regulations in the importing and exporting countries. The varying laws and rapidly changing regulations may impact the Company’s operations and ability to ensure compliance. In addition, the Company may avail itself of proposed legislative changes in certain jurisdictions to expand its product portfolio, which expansion may include unknown business and regulatory compliance risks. Failure by the Company to comply with the evolving regulatory framework in any jurisdiction could have a material adverse effect on the Company’s business, financial condition and results of operations.

The market for health and wellness products is highly competitive. If we are unable to compete effectively in the market, our business and operating results could be materially and adversely affected.

The market for CBD products is a competitive and rapidly evolving market. There are numerous competitors in the industry, some of whom are more well-established with longer operating histories and greater financial resources than the Company. We expect competition to continue to intensify following the recent passage of the Farm Bill. We believe the Company will be able to compete effectively because of the quality of our products and customer service. However, there can be no assurance that the Company will effectively compete with existing or future competitors. Increased competition may also drive the prices of our products down, which may have a material adverse effect on our results of operations in future periods.

Given the rapid changes affecting the global, national and regional economies generally, the Company may experience difficulties in establishing and maintaining a competitive advantage in the marketplace. The Company’s success will depend on our ability to keep pace with any changes in such markets, especially legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material adverse effect on the Company’s business, financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of the shares of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the shares of Common Stock for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may offer and sell shares of Common Stock at the prevailing market prices or privately negotiated prices. The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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BUSINESS

Our Company

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

Our Solana Treasury Strategy

Early in 2025, we updated and modified our cash management and treasury strategy to include holding digital currency assets directly on our balance sheet. This was a shift from before when we held excess cash primarily in FDIC-insured interest-bearing accounts. The change to adopt this strategy results from our intention to obtain the highest yield on excess cash. Under our new approach, our treasury policy focuses primarily on Solana (“SOL”). The approach involves applying a public-market treasury model to an asset that is considered earlier in its lifecycle with respect to both development and usage as well as institutional adoption compared to Bitcoin. Management will focus its resources to this digital asset strategy and a significant portion of the balance sheet will be allocated to holding Solana in the Company’s digital asset treasury. Currently our treasury is exclusively dedicated to the SOL digital asset and currently we do not intend to dedicate any of the treasury allocated capital to other digital assets.

Our treasury is intended to bring value to our shareholders in these ways:

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We plan to utilize intelligent capital markets issuance – including the issuance of both equity and convertible debt - where we may issue capital in an accretive fashion for the benefit of shareholders to purchase and hold more Solana.

·

We will stake the majority of the Solana in our treasury to earn a staking yield and turn the treasury into a productive asset. Currently we are staking approximately 95% of our SOL treasury, and intend to maintain a similar or higher percentage going forward. We do not hedge our SOL and do not have plans to hedge our SOL in the future.

·	We will purchase locked Solana at a discount to the current spot price, which will provide higher gains for our shareholders as the discount moves to par over time.

Note that we are underpinned by Solana, which we believe is the leading high-performance blockchain and may see its price rise in the future - if this occurs, our Solana treasury will move up in value, also benefitting shareholders.

Our Staking Program

Pursuant to our treasury strategy, we will use our SOL in the treasury to generate a return through various opportunities with the most significant portion being allocated to our Staking Program. We will utilize several Validators in the Staking Program to reduce our risk with a single Validator and maximize the overall yield from the Staking Program. We will also dedicate a portion of the SOL in our staking program to utilize smaller Validators to help improve the overall Solana ecosystem. These Validators are scrutinized through our due diligence program and are initially only given a small amount of SOL for the Company to be able to verify the expected performance and yield, and to ensure that the Validator should be included in our future allocation of SOL to Validators. Management evaluates the validators on a routine basis around performance, yield, and economics, and makes monthly adjustments on the overall allocation of the SOL in the treasury based on our evaluation. Currently we have approximately 95% of our SOL treasury staked, and target a similar or higher percentage in the future.

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We maintain possession and control of the SOL when it is staked at all times. Native staking is generally considered a safe activity, as it is done in-protocol (i.e.. is built into Solana itself), and as, unlike other networks, Solana has not implemented “slashing” penalties for validators that either intentionally misbehave or perform their duties poorly. As such, the major risk with staking is that we choose a validator with poor performance who realizes a low staking yield. Additionally, as part of the “activating” and “exiting” processes of SOL staking, any staked SOL will be inaccessible for a period of time determined by a range of factors, resulting in certain liquidity risks that we manage.

Process of Staking

Management has bi-weekly meetings to evaluate treasury operations, including the staking of the Company’s SOL. Based on these meetings, management determines the allocation of the SOL treasury to the Staking Program and determines the amount of allocation to each Validator, ensuring that no single validator has such a large percentage of our stake that it represents concentration risk.

If it is determined to reduce the amount of the SOL dedicated to the Staking Program or it is determine to change the allocation of SOL to a Validator we will initiate an unstaking process and notify the Validator of the change, which effectively reverses the delegation of the SOL from the applicable validator node.

Solana has a cooldown period known as the “deactivation period,” which is the time it takes for the unstaked SOL to become fully liquid. During this period, the tokens are not actively earning rewards, but they are also not yet available for transfer or use. The length of this period can vary based on network conditions but is generally expected to be 48 hours or less. Once the cooldown period is complete, the Company will have complete control over the SOL, including the ability to sell the SOL or transfer it as determined by management.

Liquidity Management

The Company’s staking program involves the temporary loss of the ability to transfer, assign a new Validator or otherwise dispose of the SOL. Under normal conditions, the Company will regain complete control over its unstaked SOL within two days of initiating the unstaking. However, there can be no guarantee that such process will result in the Company regaining complete control of its SOL in time to satisfy its current obligations. We maintain a certain amount of liquid SOL in the treasury and a certain amount of cash to ensure that the Company is able to satisfy its current obligations.

How We Earn Staking Rewards

To earn staking rewards, we delegate our SOL to leading Solana validators via Solana’s in-protocol delegation system. This means we deposit our SOL tokens into a stake account, which is then delegated to a validator’s vote account. We utilize native staking only, and stake to top validators who have demonstrated a track record of high performance, high yield generation, and attractive delegator economics. We use multiple validators to both maximize the return on our Solana treasury and to mitigate the risk of having only one or two validators for our treasury staking.

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SOL and the Solana Network

SOL is a digital asset that is created and transmitted through the operations of the peer-to-peer Solana network (the “Solana blockchain” or “Solana network”), which is a decentralized network of computers operating the implementation of the Solana protocol. While certain entities such as Solana Labs, Inc. (“Solana Labs”) and the Solana Foundation have influence over the Solana network’s development and governance (which was particularly true during the network’s early years), no single entity owns or operates the Solana network, the infrastructure of which is collectively maintained by a decentralized user base. The Solana network allows the creation and exchange of tokens, including SOL, which are recorded on the Solana network. SOL can be used to pay for goods and services, including to send a transaction on the Solana network, or it can be swapped to other tokens or converted to fiat currencies, such as the U.S. dollar, at rates determined on digital asset trading platforms or in individual end-user-to-end-user transactions under a market-based system. Furthermore, the Solana network allows users to write and implement general purpose code known as smart contracts or programs that create decentralized applications, and for users to permissionlessly interact with said decentralized applications. Using programs, users can create decentralized applications covering a variety of categories and subsectors, including borrow/lend protocols, decentralized exchanges, social applications, web3 gaming, tokenized assets, AI agents, decentralized physical infrastructure networks, and many more. As such, the Solana network expands blockchain use well beyond just a peer-to-peer money system.

The Solana protocol introduced the proof-of-history timestamping mechanism. Proof-of-history is not a consensus mechanism, but a cryptographic clock that enables greater organization without extensive communication, thereby increasing throughput. Proof-of-history enables leaders to know when its their turn to produce a block, rather than requiring the entire network to first come to an agreement on the prior block before the leader can begin their work.

In addition to the proof-of-history mechanism, the Solana network uses a proof-of-stake consensus mechanism to incentivize SOL holders to validate transactions. Unlike proof-of-work, in which miners expend computational and energy resources to be the miner to propose a block and receive the block reward, in proof-of-stake, validators pledge or “stake” coins, perform duties such as proposing or validating blocks, and receive staking rewards generally in proportion to the amount of coins staked. A validator that performs its duties poorly, whether maliciously or unintentionally, would receive lower or no rewards. Proof-of-stake is viewed as more energy efficient and scalable than proof-of-work. Together proof-of-history combined with a proof-of-stake consensus model are some of the components on Solana that enable high throughput and low-latency transaction processing.

Overview of the Solana Network

In order to own, transfer or use SOL directly on the Solana network on a peer-to-peer basis (as opposed to through an intermediary, such as a custodian or centralized exchange), a person generally must have internet access to connect to the Solana network and set up a wallet, which is the software that safeguards a user’s keypair (public key plus secret key). SOL transactions may be made directly between end-users without the need for an intermediary. To transact on the Solana network, a user, typically through an application such as a wallet or smart contract, will broad the transaction to the current leader, who will organize the transactions into shards before the network processes and validates such transactions. Using cryptography and its proof-of-stake consensus mechanism, the Solana network can come to a shared state of the network in a decentralized fashion and without a centralized leader. Blocks are built on top of prior ones by subsequent leaders, continuing the process.

Prior to transacting on Solana, a user generally must first install on its computer or mobile device a software program that will allow the user to generate a private and public key pair such as a wallet. The wallet also enables the user to connect to the Solana network, interact with decentralized applications, and transfer or swap tokens with other users or applications.

Each user has their own key pair that is stored in such software, like a wallet. To receive SOL in a peer-to-peer transaction, the SOL recipient must provide its public key to the party initiating the transfer. This activity is analogous to a recipient for a transaction in U.S. dollars providing a routing address in wire instructions to the payor so that cash may be wired to the recipient’s account. The payor approves the transfer to the address provided by the recipient by “signing” a transaction that consists of the recipient’s public key with the private key of the address from where the payor is transferring the SOL. The recipient, however, does not make public or provide to the sender its private key (though the network can still verify the validity of the signature - ie. that it was signed by the holder of the private key – using cryptography).With cold storage our Custodian maintains all of the private keys.

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Neither the recipient nor the sender reveal their private keys in a peer-to-peer transaction because the private key authorizes transfer of the funds in that address to other users. Therefore, if a user loses their private key, the user may permanently lose access to the SOL contained in the associated address. Likewise, SOL is irretrievably lost if the private key associated with them is deleted and no backup has been made. When sending SOL, a user’s Solana network software program must validate the transaction with the sender’s associated private key. In addition, since every computation on the Solana network requires processing power, there is a mandatory transaction fee involved with the transfer that is paid by the payor. The resulting digitally validated transaction is sent by the user’s Solana network software program to the Solana network validators to allow transaction confirmation.

Solana network validators record and confirm transactions when they validate and add blocks of information to the Solana blockchain. When a validator is selected to validate a block, it creates that block, which includes data relating to (i) the verification of newly submitted and accepted transactions and (ii) a reference to the prior block in the Solana blockchain to which the new block is being added. The validator becomes aware of outstanding, unrecorded transaction requests through peer-to-peer data packet transmission and distribution discussed above.

Upon the addition of a block of SOL transactions, the Solana network software program of both the spending party and the receiving party will show confirmation of the transaction on the Solana blockchain and reflect an adjustment to the SOL balance in each party’s Solana network public key, completing the SOL transaction. Once a transaction is confirmed on the Solana blockchain, it is irreversible.

Some SOL transactions are conducted “off-blockchain” and are therefore not recorded on the Solana blockchain. These “off-blockchain transactions” involve the transfer of control over, or ownership of, a specific digital wallet holding SOL or the reallocation of ownership of certain SOL in a pooled-ownership digital wallet, such as a digital wallet owned by a digital asset trading platform. If a transaction takes place through a centralized digital asset exchange or a custodian’s internal books and records, it is not broadcast to the Solana network or recorded on the Solana blockchain. In contrast to on-blockchain transactions, which are publicly recorded on the Solana blockchain, information and data regarding off-blockchain transactions are generally not publicly available. Therefore, off-blockchain transactions are not truly SOL transactions in that they do not involve the transfer of transaction data on the Solana network and do not reflect a movement of SOL between addresses recorded on the Solana blockchain. For these reasons, off-blockchain transactions are not immutable or irreversible as any such transfer of SOL ownership is not cryptographically protected by the protocol behind the Solana network or recorded in, and validated through, the blockchain mechanism.

Validators

In proof-of-stake, validators risk or stake coins to be randomly selected to validate transactions and are rewarded for performing their responsibilities and behaving in accordance with protocol rules. Malfunctions that cause validators to go offline and, in turn, inhibit them from performing their duties can result in financial penalties. Any malicious activity, such as making incorrect attestations or otherwise violating protocol rules results may result in lower rewards or the lost opportunity to gain rewards. The penalty varies depending on the type of offense and correlation to potential offenses by other validators.

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Validators are typically professional operations that design and build dedicated machines and data centers, including “clusters,” which are groups of validators that act cohesively and combine their processing to confirm transactions. When a validator confirms a transaction, the validator and any associated stakers receive a fee. During the course of ordering transactions and validating blocks, validators may be able to prioritize certain transactions in return for increased transaction fees, an incentive system known as “Maximal Extractable Value” or “MEV.” For example, in blockchain networks that facilitate DeFi protocols in particular, such as the Solana network, users may attempt to gain an advantage over other users by offering greater transaction fees.

Validators less commonly capture MEV in the Solana network because, unlike the Ethereum network, it does not publicly expose transactions before they are accepted by a validator.

Staking rewards on the Solana network are determined by the protocol and are distributed to validators and their associated stakers based on the proportion of their stake relative to the total active stake in the network. The rewards are funded by inflationary issuance of new tokens and transaction fees collected on the network. The specific amount each validator and staker receives depends on, among other things, their share of the total stake, the validator’s uptime and performance, and the overall network conditions.

The historical range of staking rewards on the Solana network has varied due to differing levels of network congestion and protocol parameters. The actual annualized reward rate has fluctuated over time, reflecting changes in network activity, inflation rates, and protocol adjustments.

Staking rewards on Solana are distributed at regular intervals. At the end of each epoch, with one epoch being roughly 2 days, the reward is calculated. The reward is automatically distributed at the beginning of the subsequent epoch. This regular reward frequency ensures that participants receive their share of rewards in a timely manner, reflecting their contribution to network security and transaction validation.

How We Purchase or Sell Digital Assets

Our Management team reviews the Company’s short term obligations and excess cash available to dedicate to the Treasury Strategy. When it is determined that the Company has excess cash available to dedicate to the Treasury Strategy we deploy that capital into one of our custodians and through acquisition strategies with the custodians and our asset manager, we acquire the SOL over several days or weeks to maximize the number of SOL that is acquired with the capital deployed. If it was determined that the treasury needed to liquidate part of its SOL, the same process of selling the SOL into the market would be used. The Company has not reduced its treasury or sold any of its SOL staking rewards to date.

Use of Custodians and Storage of SOL Tokens

We do not self-custody and only utilize third-party qualified custodians to hold our Solana. We use qualified custodians that utilize risk management and operational best practices around items like hot vs. cold storage, access controls, custody technology, insurance, etc.

Our primary custodian is BitGo Trust Company, Inc. (“BitGo”). We also maintain a custodial relationship with Coinbase, Inc. and are in the process of distributing our treasury to different custodians and onboarding other qualified custodians to ensure that we mitigate our Solana treasury risk through the use of several qualified custodians.

Storage of Our Digital Assets in our SOL Treasury

The Custodians

The Custodians are responsible for safekeeping all of the SOL owned by the Company. We maintain multiple Custodians to reduce the risk of a single failure and we plan to expand to additional custodians as our Treasury grows. The Custodian accounts are all opened by the Company, this segregates our assets into an individual custodian account owned by the Company and access is monitored and controlled by the Company. Our Asset Management Company is given access to the Custodian accounts with established controls to ensure transactions require consensus of a minimum of two individuals when assets are being transferred between wallets and additional controls if an asset of the Treasury is moved out of the Custodians control. The assets go through the Custodians Trust Company, which maintains its own insurance and is regulated by their respective state where the trust is incorporated in.

Our primary custodian is currently BitGo Trust Company, Inc. a South Dakota corporation (“BitGo”) and is regulated by the state of South Dakota.  On May 1, 2025, we entered into a Custodial Services Agreement with BitGo (the “BitGo Agreement”) to hold our digital currency. The term of the BitGo Agreement is for one year with successive one-year renewals unless prior notice of non-renewal is given by either party. The Company pays BitGo a monthly digital asset storage fee based upon the market value of the assets in storage, plus $500. The BitGo Agreement is terminable by either the Company or BitGo on thirty days’ notice as a result of a breach of the Agreement and may be suspended by BitGo if the Company violates the intended use of the account or due to a change in the applicable law, litigation or bankruptcy.

Our secondary custodian is Coinbase Inc., a subsidiary of Coinbase Global, Inc., a Delaware corporation, which is primarily used for the acquisition of digital assets. On May 5, 2025, the Company entered into an Institutional Client Agreement with Coinbase (the “Coinbase Agreement”). The Coinbase Agreement is terminable at will by either the Company or Coinbase.  The Company pays Coinbase its regularly scheduled fees based on the dollar trading volume over a thirty-day period. The Coinbase Agreement is terminable by either the Company or Coinbase on ten days’ notice as a result of a breach of the Agreement and may be suspended by Coinbase if the Company violates the intended use of the account or due to a change in the applicable law, governmental proceeding, litigation or bankruptcy. Coinbase may also close the Company’s account if it has been inactive for more than one year.

BitGo maintains a $250,000,000 policy against loss, theft and misuse. Currently we have approximately $253,000,000 of treasury value at Bitgo, based on the SOL price of $202.51 per token. Coinbase has an insurance policy for any cash held in the account of $250,000.  We currently have less than $250,000 of cash held at Coinbase and less than $6,000,000 in SOL value, based on the SOL price of $202.51 per token.  At the current price of SOL as of the date of this prospectus, these policies are not adequate to fully cover the full loss of our SOL.

Solana, as with all digital assets, can be highly volatile. Management reviews the account balances and the total value held with a custodians to allocate the Company’s holdings between multiple accounts and custodians to mitigate risk. We do not use self-storage for any of the SOL treasury assets.

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Private keys are generated by the Custodians in key generation ceremonies at secure locations using offline devices that have never been connected to a network. Private keys are generated according to detailed procedures using specialized offline devices and within these secure facilities to mitigate risk of hacks, errors, or other unintended external exposure. Key ceremony processes are highly controlled, require segregation of duties across multiple parties and are reviewed and witnessed by designated oversight personnel. Thorough validations and signoffs are performed to verify the integrity and security of key generation ceremonies.

The Custodians hold a majority of SOL in cold storage and provides a user interface for the Company to manage the allocation of SOL between cold and hot storage for the wallets.  The Company maintains more than 98% of its SOL treasury in cold wallets.

The Custodians have multiple, redundant cold storage sites, which are geographically distributed including sites within the United States. Cold storage locations of the Custodians are monitored by 24x7 on-site security, video surveillance and alarms, hardened room structures, and access to these facilities is controlled by multi-person controls, multi-team access rules, and multi-factor authentication. The locations of the cold storage sites may change at the discretion of the Custodians and are kept confidential by the Custodians for security purposes. Transactions from cold to hot storage require physical access, according to the above controls, to one or more cold storage facilities, as well as systematically enforced approvals and integrity verifications, before the secure device can be used to cryptographically complete the transaction. At no point during this process is the private key removed from the secure device(s) nor the cold storage facility. Once these security processes have been completed, a transfer on the Solana network can be executed, as signed using the private keys held offline in cold storage.

The Custodians also maintain geographically dispersed backups of private keys, which are cryptographically generated into shards and stored in separate locations; multiple locations must be accessed to reconstruct a single key. The storage facilities are highly secured, and include 24x7 on-premises security presence, video surveillance, and alarms for unexpected entry. Access to facilities is controlled by multi-person controls, multi- team access rules, and multi-factor authentication.

All of our Custodians have SOC type 2 reports that the Company has reviewed and we get regular bridge reports from our Custodians to help ensure the controls are being maintained. Our Custodians maintain their own insurance policies to cover our loss, which is in addition to the policies that we maintain ourselves. We currently have two qualified Custodians that we have approved for our treasury use and we are in the process of onboarding a third as part of our risk management process.

The Company is charged for storage fees, staking fees and transaction fees for services specifically requested by the Company or the Asset Management Company. Except as set forth above, the contract terms of the agreements are typically for one to three years and can be terminated upon 30 day notice and payment of all fees due and one month of additional fees.

SOL – the Token of the Solana Blockchain

Solana (SOL) is the native token of the Solana blockchain. According to Solana Compass – a popular website covering the Solana ecosystem that also runs a Solana validator – Solana was created with an initial supply of 500m SOL, though much of the initial supply was locked or earmarked for various use cases such as for the community, investors, foundation, team, etc. New Solana tokens are brought into existence primarily through inflationary rewards distributed to validators (and delegators). Solana currently has a total supply of 606.5m SOL, a circulating supply of 538.2m, and no maximum supply. The Solana staking yield is made up of three primary components: inflationary rewards, transaction/priority fees, and maximal extractable value (MEV). Inflationary rewards started out at 8.0%, currently sit at 4.3%, and will fall 15% every epoch-year until it reaches a long-term floor of 1.5%. There are currently 27.2m locked SOL, representing 6.7% of the total SOL supply with various vesting schedules. Historically, 50% of all transaction fees were burned (with the other 50% going to the validator), but now all transaction fees go to the validator after the passage and adoption of Solana Improvement Document 96 (SIMD-96).

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How SOL is Used

SOL is used as part of Solana’s proof-of-stake consensus mechanism. In general, proof-of-stake blockchains have block producers called validators that run nodes, bond or stake the protocol’s native token, propose blocks when chosen to do so, and validate/sign the transactions and blocks of others when not. Validators are chosen to produce a block in proportion to their stake, which makes it extremely costly for bad actors to attempt to control the network and add invalid transactions to the blockchain. Validators receive staking rewards for the work they perform, which further incentivizes validators to behave properly, as they would otherwise miss out on such rewards. Other proof-of-stake networks often “slash” some or all of a validator’s stake if it intentionally or unintentionally performs its duties poorly, for example, by double-signing a transaction, though Solana has not implemented slashing at this time.

In addition to its use within consensus, SOL is also a “gas token”, meaning that users of the Solana blockchain pay SOL to validators (and delegators) as compensation for processing their transactions. As such, the value of SOL may increase if/as the Solana blockchain sees greater usage.

We see three particularly notable items giving Solana a technical advantage compared to many smart contract blockchain peers. First, Solana’s proof-of-history gives validators a notion of time and enables them to produce blocks when it’s their turn without requiring the network to first agree upon the current block. This results in immense speed advantages. Second, unlike peer blockchains that often use single-threaded virtual machines, Solana enables parallel transaction execution to increase throughput and advantage of future hardware improvements resulting from an increasing CPU core counts. Lastly, Solana optimized for speed and security, and is naturally growing into decentralization as hardware and bandwidth costs fall over time, optimally positioning it well along the Blockchain Trilemma.

The Solana Ecosystem

As one of the first “second-generation” high performance blockchains, Solana uniquely enjoys both the best-in-class technology described above, as well as strong network effects that have attracted a large, growing, and vibrant ecosystem of users, developers, and decentralized applications. Indeed, while Solana is focused on bringing global finance onchain (commonly referred to as “onchain Nasdaq” or “Internet Capital Markets”), Solana’s performance and technical capabilities enable a plethora of use cases from decentralized finance (“DeFi”) to decentralized physical infrastructure networks (“DePIN”), AI agents, social media, gaming, stablecoins, real-world assets (“RWA”s), and more. Moreover, according to Electric Capital’s 2024 Developer Report, Solana is the #1 ecosystem for new developers, growing 83% in 2024, with this metric often considered a leading indicator of blockchain growth. Lastly, we note that Solana often leads all blockchains in key metrics such as daily active users, decentralized application revenues, and decentralized exchange volumes, sometimes putting up better metrics than all other chains combined.

Asset Management Agreement

On April 23, 2025, the Company entered into an Asset Management Agreement (the “Asset Management Agreement”) with GSR Strategies LLC (the “Asset Manager”), pursuant to which the Asset Manager shall provide discretionary investment management services with respect to the Company’s cryptocurrency treasury (the “Account Assets”). According to the Asset Management Agreement, the Asset Manager will invest the Account Assets, including any funds raised in accordance with the funding allocation provided in the Asset Management Agreement, principally with a long-only strategy primarily in Solana, including staking (and restaking0 Solana to improve returns (the “SOL Treasury Strategy”).

The Company shall pay the Asset Manager an asset-based fee (the “Asset-based Fee”) equal to 1.75% per annum, of the assets under the Asset Manager’s management, which shall be calculated and paid in advance as of the first business day of each calendar month, as determined by the Asset Manager in a commercially reasonable manner and in good faith, by reference to, where applicable, available prices on Coinbase as of 12:00 UTC on such day. For any asset prices not available on Coinbase, the Asset Manager shall determine the value of such assets in a commercially reasonable manner and in good faith by reference to reputable industry sources.

As compensation for services rendered by the Asset Manager, the Company issued warrants (the “GSR Warrants”) to the Asset Manager ( to purchase 2,192,982 shares of Common Stock at various prices per share of common stock as follows: (i) 877,193 shares of Common Stock at an exercise price of $2.28 per share of Common Stock; (ii) 438,596 shares of Common Stock at an exercise price of $3.42 per share of Common Stock; (iii) 438,596 shares of Common Stock at an exercise price of $4.56 per share of Common Stock; (iv) 438,597 shares of Common Stock at an exercise price of $5.70 per share of Common Stock.

The Asset Management Agreement will, unless early terminated in accordance with its terms, continue in effect until the twentieth (20th) anniversary of April 23, 2025. The Asset Management Agreement may be terminated by the Company without cause solely upon a two-thirds majority vote of the Company’s common stockholders to terminate the SOL Treasury Strategy. If the Company terminates the Asset Management Agreement for any other reason other than for cause, the Company shall pay the Asset Manager an early termination fee (the “Termination Fee) in the amount equal or greater of (i) five (5) times the aggregate amount of the management fees paid by the Company to the Asset Manager over the prior ten (10) year period, or (ii) $15 million. The Asset Management Agreement may be terminated for Cause (i) by the Company upon at least thirty (30) days prior written notice to the Asset Manager and (ii) by the Asset Manager upon at least sixty (60) days prior written notice to the Company.

The Brands

LuckyTail, where at-home care meets innovation. We connect pet owners with the products they need to simplify and improve at-home wellness and grooming care for their beloved pets, empowering pet parents to provide their cherished furry companions with the pampering they deserve in the comfort of their own space.

LuckyTail products consist of its flagship nail grinder and healthy all-natural pet supplements

At PRAX, we fuel modern go-getters to achieve their best selves through innovative energy solutions. Powered by paraxanthine—an advanced alternative to caffeine, our mission is to support your hustle and power your ambitions. Energize better, perform smarter, fuel different.  We are launching this new brand in October of 2024 with several innovative products to follow.

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At Cure Mushrooms, we have harnessed the extraordinary benefits of nature’s most powerful superfood: functional mushrooms. Our suite of premium mushroom extracts are meticulously crafted to elevate overall well-being, offering a wide spectrum of health benefits and a holistic approach to everyday wellness. From fortifying your immune system, to sharpening cognition, to combating the rigors of daily stress, our products are designed to deliver full-body wellness and convenience with every serving.

At Moonwlkr, we craft cannabinoid experiences that take you beyond the ordinary. By combining award-winning natural flavors and one-of-a-kind blends, we invite you to feel the thrill of the unknown, the calm of weightless relaxation, or the anticipation of a new adventure.

At Gumi Labs we manufacture gummies and other products supporting our health and wellness products, including those products manufactured with hemp ingredients.  Our manufacturing facility has been moved to Florida and is at full capacity as of August of 2024.

Our History

The Company operates manufacturing and/or distribution centers in Nevada supporting health and wellness products, including those products manufactured with hemp ingredients and our overall distribution operations.

July 2020 - the Company purchased Infusionz LLC. Infusionz was a similar business in the manufacturing and distribution of products and owned certain product brands that we believe could be expanded through the merger.

June 2021 - Upexi Inc. became a listed company on the Nasdaq stock exchange.

August 2021 - The Company purchased the assets of VitaMedica Corporation, a California corporation (VitaMedica). VitaMedica is a leading online seller of supplements for surgery, recovery, skin, beauty, health and wellness.

October 2021 - The Company purchased Interactive Offers, LLC, a Delaware limited liability company. Interactive provides programmatic advertising with its SAAS platform which allows for programmatic advertisement placement automatically on any partners’ sites from a simple dashboard.

April 2022 – The Company purchased 55% of Cygnet Online, LLC, a Delaware limited liability company (“Cygnet”). Cygnet operates a warehouse and distribution center for the management of day-to-day operations for product liquidation through Amazon and other on-line resellers.

August 2022 – The Company purchased the assets to the brand LuckyTail. The acquisition of LuckyTail provided the Company with a foothold in the pet care industry and a strong presence on Amazon and its eCommerce store, offering nutritional and grooming products domestically and internationally.

October 2022 - The Company purchased E-Core Technology, Inc. d/b/a New England Technology, Inc. (“E-Core”), a Florida corporation. E-Core distributes non-owned branded products to national retail distributors and has branded products in the toy industry that E-Core sells direct to consumers through online sales channels and to national retail distributors.

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October 2022 – The Company sold all rights to Infusionz brands and the manufacturing of certain private label business. Infusionz was originally purchased by the Company in July of 2020.

July 2023 – The Company notified the Buyer of the Infusionz brands and the manufacturing business of the defaults and notified the Buyer that all obligations and undertakings to the Buyer are terminated. The Company started manufacturing again for brands owned by the Company to ensure there was no interruption to the supply chain of the products.

August 2023 – The Company purchased the remaining ownership of Cygnet.

August 2023 – The Company sold one hundred percent (100%) of the issued and outstanding equity of its wholly owned subsidiary Interactive Offers, LLC.

May 2024 – The Company sold its equity interest in the wholly owned subsidiary VitaMedica, a Nevada corporation.

June 2024 – The Company sold its equity interest in the wholly owned subsidiary E-Core Technology, Inc. d/b/a New England Technology, Inc. a Florida corporation.

January 2025 – The Company announced the strategy of establishing a digital currency holding company to invest and capitalize on the opportunities of cryptocurrency.

April 2025 - The Company consummated a $100 million private placement offering and used the net proceeds from the offering to fund its treasury strategy.

July 2025 – The Company consummated a $50 million private placement offering and a $151.2 million convertible note offering in consideration for the exchange of Solana to continue to build its SOL treasury strategy.

Regulations

In the United States, hemp products that are manufactured by Upexi are regulated by the U.S. Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture (“USDA”), and various state agencies within the individual states. As an initial matter, the hemp products manufactured and distributed by Upexi must meet the requirements of the Agricultural Improvement Act of 2018 (the “Farm Bill”). Under the Farm Bill, all hemp products must contain no more than 0.3% of 9-delta-tetraydrocannabidiols (“9-delta”) on a dry weight basis. To ensure compliance with this provision, Upexi requires all hemp products it manufactures and distributes to contain no more than 0.3% of all tetraydrocannabidiols not simply 9-delta. The Farm Bill also requires that Upexi only use hemp [manufacturers/producers] that are duly licensed under state law or pursuant to the regulations issued by the USDA. Consequently, the Company processes, develops, manufactures, and sells its products pursuant to the Farm Bill. CBD products manufactured and distributed by Upexi Inc. must also meet the requirements of the federal Food, Drug, and Cosmetic Act (“FDCA”) and the federal Food and Drug Administration’s (the “FDA”) regulations implementing the FDCA. While neither the FDCA nor FDA has specific provisions that relate to the marketing of hemp products, the products are subject to the general adulteration and labeling provisions of the FDCA and FDA’s regulations depending on whether the product is marketed as a cosmetic, dietary supplement or food. The permissibility of hemp products containing cannabinoids remains in a state of flux. The FDA has issued guidance titled “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD)” pursuant to which the FDA has taken the position that cannabidiol (“CBD”) is prohibited from use as an ingredient in a food or beverage or as a dietary ingredient in or as a dietary supplement based on several provisions of the FDCA. In the definition of “dietary supplement” found in the FDCA at Section 201(ff), an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, is excluded from the definition of dietary supplement. A similar provision in the FDCA at 301(ll) makes it a prohibited act to introduce or deliver into commerce any food with a substance that was investigated as a new drug prior to being included in a food. There are no similar exclusions for the use of CBD in non-drug topical products, as long as such products otherwise comply with applicable laws. The FDA created a task force to address the further regulation of CBD and other cannabis-derived products and is currently evaluating the applicable science and pathways for regulating CBD and other cannabis-derived ingredients. Additionally, various states have enacted state-specific laws pertaining to the handling, manufacturing, labeling, and sale of CBD and other hemp products. Compliance with state-specific laws and regulations could impact our operations in those specific states. It is important to note that FDA has not taken any specific positions regarding the regulatory status of other cannabinoids, for example CBDA, CBDG, and CBDN. Finally, the Federal Trade Commission is the agency that is vested with ensuring that all marketing claims for hemp products are truthful and non-misleading.

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Our Products

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

The market, customers and distribution methods for eCommerce products are large and diverse. While Amazon remains the largest eCommerce channel, others are carving out a big chunk of the market, including Walmart, eBay, and Etsy. More opportunities are popping up for sellers as well. Being able to navigate multiple marketplaces is a key to our success and helps reach different demographics and consumers with specific buying behaviors.

Our target customers are first and foremost end consumers via internet sales; however, we see growth opportunities in direct-to-consumer retail stores, cooperatives, affiliate sales and master distributors. As we continue to develop our business, these markets may change, be re-prioritized or eliminated as management responds to consumer and regulatory developments.

Our Competitive Strengths

We attribute our success to our consumer products by controlling each phase of the process from manufacturing to order fulfillment.

As the manufacturer of our primary products, we are able to control our costs and improve profitability at each step of the process, starting with the development of new products. Our products take priority in manufacturing give us a higher inventory turnover rate and accelerates the timeline for new product launches. In addition, we are able to adjust to market demands and change production schedules to ensure we maintain optimized inventory levels.

Our primary sales channel is our ecommerce site and our marketing team is led by an expert in the online direct to consumer sales as she has been with the brand since its inception. We have the ability to direct product manufacturing and increase sales with special promotions and product variations with little or no delay in bringing the product to market.

Our direct to consumer focus reduces the overall supply costs as we do not have retail outlets or maintain distribution networks for small retail operations.

Our executive team comes from a background in logistics, with CEO, Allan Marshall, the founder of XPO Logistics (formerly known as Segmentz, Inc.). With increased shipping costs affecting online retailers, our strength is understanding this and finding ways to lower our costs and overhead, thus increasing profit margins on all of our products.

Our Growth Strategy

Our growth will focus on the expansion of our brands portfolio through organic growth and optimization of our supply chain.

Direct-to-Consumer expansion. Our direct-to-consumer business is expected to be our growth driver for the next several years with additional brands and products.

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Talent acquisition. A large part of our acquisition process is to not only evaluate the brand/product offerings, but to understand the team that has been responsible for its success. In a tough market for hiring, this has proven to be a strategic method for bringing on talent. We not only get a great brand, but look to retain the personnel, often the heartbeat of said brand, give them resources, and even utilize them for other brands that we have launched internally or acquired. We strongly believe that continued success relies on a growing team of experts across various industries.

Competition

There is heavy competition in our products and we are able to carve out certain niche markets within the industry and there are few competitors that control their manufacturing to distribution as we do.  Our goal is to compete through our product delivery and introduction of new products that we manufacture and deliver directly to the consumer giving us an advantage on our competitors.  We will focus on profitability, and grow efficiently, without the requirement of additional capital.

Government Regulation

Treasury Strategy

The laws and regulations applicable to Solana and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Solana strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended, or CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

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In addition, because transactions in Solana provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Solana and Solana platforms, and there is the possibility that law enforcement agencies could close Solana platforms or other Solana-related infrastructure with little or no notice and prevent users from accessing or retrieving Solana held via such platforms or infrastructure.

As noted above, activities involving Solana and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope.

Consumer Products Business

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas, including, but not limited to, the hemp business in the United States, the consumer products and nutritional supplement markets in the United States, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, federal and state healthcare, environmental and safety. The successful execution of our business objectives will be contingent upon our compliance with all applicable laws and regulations and obtaining all necessary regulatory approvals, permits and registrations, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in such applicable laws and regulations and the expansion of the Company’s business, could make our products less attractive to our customers, delay the introduction of new products, and require the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations.

We operate our business in markets that are both highly regulated and rapidly evolving. We are subject to numerous federal and state laws and regulations affecting the manufacturing, packaging, labeling and sale of food, beverages, dietary supplements, and personal care products/cosmetics, as well as the use of hemp and hemp-derived ingredients like CBD in such products. The FDA regulates hemp and hemp-derived ingredients in FDA-regulated products pursuant to the provisions of the FDCA and regulations promulgated pursuant to it, in particular those related to adulteration and labeling of cosmetic, food, and dietary supplements. The FDA has issued guidance on the subject and issued letters to companies regarding claims made for products and the use of such ingredients in various products. The FDA also initiated a task force to evaluate pathways for further regulation of hemp and hemp-derived ingredients. At various times, bills pertaining to the regulation of hemp and hemp-derived ingredients have been introduced in both the U.S. Senate and the U.S. House of Representatives, and additional proposed legislation is expected to be introduced in the future to clarify the regulatory status of cannabinoids from hemp generally and CBD generally. Future legislation approved by Congress and signed by the President, or rulemaking promulgated by the FDA, could either positively or adversely impact the future sale of products by the Company.

We are currently not subject to any foreign regulations as we do not currently distribute or export any products, including hemp or CBD related products outside the U.S. Additionally, we are not aware of any foreign regulations that we had to comply with in regard to the sale of our flavoring products to one end user customer in the U.S. who distributed such products to Europe where it had operations. The responsibility for compliance with any European regulations would be on such customer.

Additionally, numerous states have passed forms of hemp legislation governing the cultivation of hemp, as well as the further processing and sale of hemp and products with hemp or hemp-derived ingredients. Those states that have not yet enacted laws or issued regulations pertaining to hemp and hemp-derived ingredients may do so in the near future. Unless Congress specifically enacts laws preempting the state regulations of hemp products, we will continue to be subject not only to federal law but various state laws. Presently, Upexi only distributes hemp-products in states that it is legal to do so. Changes in the state laws and regulations could again either positively or adversely affect our ability to sell products in those states.

Employees

The Company has 59 full-time employees as of June 30, 2025 working out of its headquarters in Tampa, Florida, its Odessa, Florida, manufacturing facility, its distribution warehouse in Tampa Florida or individuals’ home-based offices

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SELLING STOCKHOLDERS

July PIPE Offering

12,457,186 of the shares of Common Stock being offered by certain of the Selling Shareholders were previously issued to such Selling Shareholders pursuant to that Purchase Agreement dated July 11, 2025 (the “PIPE Offering”). In connection with the PIPE Offering, we entered into Registration Rights Agreements dated July 11, 2025, with the investors whereby we agreed to register for resale the shares of Common Stock sold in the PIPE Offering. We are registering the shares of Common Stock in order to permit the Selling Shareholders to offer the shares of Common Stock for resale from time to time. Except for the ownership of the shares of common stock, the Selling Stockholders have not had any material relationship with us within the past three years.

Secured Convertible Note Offering

On July 16, 2025, we entered into Notes Agreements with certain investors who acquired Secured Convertible Notes (the “Notes”) in the aggregate amount of $151,169,169 in consideration for the exchange of locked and spot Solana. The Notes are convertible into shares of Common Stock at a conversion price of $4.25 per share for a total of 35,569,216 shares of Common Stock.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders.

The following table sets forth, based on information provided to us by or on behalf of the Selling Stockholders or known to us, the name of each Selling Stockholders and the number of shares of our Common Stock beneficially owned by each Selling Stockholder before and after this offering. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of July 21, 2025, without regard to any limitations on exercise. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering
Polar Long/Short Master Fund (1)	395,281	395,281	0
Polar Multi-Strategy Master Fund (2)	4,604,719	4,604,719	0
Alyeska Master Fund, LP (3)	1,250,000	1,250,000	0
Stratos Venture Fund III LP (4)	500,000	500,000	0
Stratos Liquid Fund LP (5)	1,000,000	1,000,000	0
Mank Capital, LLC (6)	500,000	500,000	0
3i LP (7)	125,000	125,000	0
Abri Advisors Ltd. (8)	125,000	125,000	0
A.G.P./Alliance Global Partners, LLC (9)	225,000	225,000	0
Allan Marshall (10)	2,828,900	161,943	2,666,957
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (11)	375,000	375,000	0
Funicular Funds, LP (12)	125,000	125,000	0
Allen O Cage & Jolaine Cage	25,000	25,000	0
Robert H Cohen	25,000	25,000	0
Connective Capital I QP, LP (13)	35,650	35,650	0
Connective Capital Emerging Energy QP, LP (14)	89,350	89,350	0
CVI Investments, Inc. (15)	250,000	250,000	0
David C Buzkin	50,000	50,000	0
Douglas Atkin	37,500	37,500	0
Fifth Lane Partners Fund LP (16)	187,500	187,500	0
FirstFire Global Opportunities Fund, LLC (17)	62,500	62,500	0
Gene and Catherine Salkind (18)	645,370	20,243	625,127
Eli Goldenberg	25,000	25,000	0
Great Point Capital, LLC (19)	200,000	200,000	0
Iroquois Capital Investment Group, LLC (20)	81,250	81,250	0
Iroquois Master Fund, Ltd. (21)	43,750	43,750	0
Jeffrey Bishop	125,000	125,000	0
Asset Development Strategies Corp (22)	312,500	312,500	0
Kagan Family Holdings LLC (23)	25,000	25,000	0
Kontrol Technologies Corp. (24)	125,000	125,000	0
Craig Steven Levine	50,000	50,000	0
Lincoln Alternative Strategies LLC. (25)	125,000	125,000	0
Richard Melnick	50,000	50,000	0
TIFF MultiAsset NewGen A/C I8DP (26)	61,900	61,900	0
Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22 (27)	188,100	188,100	0
O.L. Products, Inc. (28)	375,000	375,000	0
Olivia Marshall	62,500	62,500	0
Robert Forster	250,000	250,000	0
S.H.N Financial Investments Ltd. (29)	62,500	62,500	0
XIB International Master Fund (30)	125,000	125,000	0
EBT Group Holdings LLC (31)	0	19,162,051	0
MMCAP International Inc. SPC (32)	0	12,941,181	0
Arrington XRP Capital Fund, LP (33)	276,238	2,760,111	0
GSR Growth Investments LP (34)	0	705,881	0
Total:	16,025,508	48,026,410	3,292,084

(1)

Andrew Ma, the Chief Compliance Officer of Polar Long/Short Master Fund (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Ma, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 16 York Street, Suite 2900, Toronto, Ontario, Canada M5J 0E6.

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(2)

Andrew Ma, the Chief Compliance Officer of Polar Multi-Strategy Master Fund (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Ma, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 16 York Street, Suite 2900, Toronto, Ontario, Canada M5J 0E6.

(3)

Jason Bragg, the Chief Financial Officer of Alyeska Master Fund, LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Bragg, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(4)

Rennick Palley, the Managing Member of Stratos Venture Fund III LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Palley, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 610 Newport Center Drive, Newport Beach, CA 92660.

(5)

Rennick Palley, the Managing Member of Stratos Liquid Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Palley, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 610 Newport Center Drive, Newport Beach, CA 92660.

(6)

Jess Mogul, the President of Mank Capital, LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Mogul, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 347 West 87th Street, Apt. 2R, New York, NY 10024.

(7)

Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Tarlow, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 140 Broadway, 38th Floor, New York, NY 10005.

(8)

Jeffrey Tirman, the Chief Executive Officer of Abri Advisors Ltd. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Tirman, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 9663 Santa Monica Blvd., No. 1091, Beverly Hills, CA 90210.

(9)

Thomas J. Higgins, the Managing Director of A.G.P./Alliance Global Partners (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Higgins, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 590 Madison Avenue, New York, NY 10022.

(10)

Includes (i) 809,318 shares of Common Stock, (ii) 138,889 shares issuable upon the conversion of preferred stock, (iii) 518,750 shares issuable upon the exercise of warrants, and (iv) 1,275,000 shares issuable upon vesting of restricted stock grant.

(11)

Waqas Khatri, the Director of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. and may be deemed to be the beneficial owner of such shares. Mr. Khatri, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 55 Post Road W, 2nd Floor, Westport, CT 06880.

(12)

Jacob Ma-Weaver, the Managing Member of Cable Car Capital LLC, the General Partner of Funicular Funds, LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Ma-Weaver, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 601 California Street, Suite 1151, San Francisco, California 94108.

(13)

Roberto Romero, the Chief Executive Officer of Connective Capital I QP LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Romero, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(14)

Roberto Romero, the Chief Executive Officer of Connective Capital Emerging Energy QP LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Romero, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(15)

Brian Sopinsky, the Secretary of Heights Capital Management, Inc. is the investment manager to CVI Investments, Inc. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Sopinsky, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(16)

Cavan Copeland, the Managing Member of Fifth Lane GP,LP, the General Partner of Fifth Lane Partners Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Copelan, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 3300 N IH-35, Suite 380, Austin, TX 78705.

(17)

Elie Fireman, the Managing Member of FirstFire Global Opportunities Fund, LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Fireman, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 1040 1ST Avenue, Suite, 190, New York NY 10022.

(18)

Gene Salkind, of Gene and Catherine Salkind, (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Salkind, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. Includes (i) 385,370 shares of Common Stock, (ii) 60,000 shares issuable upon the vesting of stock options with a price of between $2.28 and $3.46, and (iii) 200,000 shares issuable upon vesting of restricted stock grant.

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(19)

Daniel DiMiero, the investment manager of Great Point Capital, LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. DiMiero, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 12301 Research Boulevard, Building 4-270, Austin, TX 78759.

(20)

Richard Appe, the President of Iroquois Capital Investment Group, LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Abbe, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 205 East 42nd Street, 20th Floor, New York, New York 10017.

(21)

Richard Abbe, the President of Iroquois Master Fund, Ltd. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Abbe, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 205 East 42nd Street, 20th Floor, New York, New York 10017.

(21)

Gene Salkind, of Gene and Catherine Salkind, (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Salkind, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. Includes (i) 385,370 shares of Common Stock, (ii) 60,000 shares issuable upon the vesting of stock options with a price of between $2.28 and $3.46, and (iii) 200,000 shares issuable upon vesting of restricted stock grant.

(22)

Jeffrey Marshall, the President of Asset Development Strategies Corp. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Mr. Marshall may be deemed to be the beneficial owner of such shares. Mr. Marshall, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 2348 Spring Lake Highway, Brooksville, FL 34602.

(23)

Evan Kagan, the Manager of Kagan Family Holdings LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Kagan, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 3098 Stirling Rd Ste 102, Hollywood, FL 33021.

(24)

Paul Ghezzi, the Chief Executive Officer of Kontrol Technologies Corp. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Ghezzi, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 11 Cidermill Road, Vaughan, ON L4K 4B6.

(25)

Stephen Temes, the control person of Lincoln Alternative Strategies LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Temes, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 901 Pennsylvania Ave. #3-496, Miami Beach FL 33139.

(26)

NewGen Asset Management, in its capacity as the Investment Manager of TIFF MultiAsset NewGen A/C I8DP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. NewGen Asset Management, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 170 N. Radnor Chester Road, Suite 300, Radnor PA 19087.

(27)

Chris Rowan is the Portfolio Manager of Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22 (27) (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Rowan, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 25 King Street W, Suite 2900, Toronto, ON M5l 1G3.

(28)

Santo Carollo, the C.E.O. and President of O.L Products, Inc. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Carollo, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 3874 Tampa Road, Oldsmar, FL 34677.

(29)

Nir Shamir, the Chief Executive Officer of S.H.N Financial Investments Ltd. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Shamir, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 1401, Level 14, 197 St Georges Tce, Perth, WA 6000, Australia.

(30)

Chris Seyfarth, the Portfolio Manager of XIB International Master Fund (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Seyffert, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o P.O. Box 93, Toronto, Ontario, Canada M5J 2J2.

(31A)

Holder of Secured Convertible Note. Eric Taylor, the Manager of EBT Group Holdings LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Mr. Taylor may be deemed to be the beneficial owner of such shares. Mr. Taylor, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholders is at c/o 1575 North Park Drive, Weston, FL 33326.

(32)

Holder of Secured Convertible Note. Lawrence Leonard, the Chief Technical Officer of Admiral Admiration Ltd., the Manager of MMCAP International Inc. SPC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Leonard, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o P.O. Box 32021 SMB, Admiral Financial Centre, 90 Fort Street, Grand Cayman, Cayman Islands KY1-1208.

(33)

Holder of Secured Convertible Note. Jack Michael Arrington, the Managing Member of Arrington Capital Management, LLC, the manager of Arrington XRP Capital Fund, LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Arrington, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 382 NE 191st Street, Suite 52895, Miami, FL 33179.

(34)

Holder of Secured Convertible Note. GSR Growth Investments GP is the investment manager of GSR Growth Investments LP (the “Selling Securityholder”) and has voting and investment control of the shares held by the Selling Securityholder. GSR Growth Investments GP has an investment committee which votes collectively to make disposition decisions. No individual has sole discretion to sell these shares or to control/amend the investment committee makeup or powers. The registered address of the Selling Securityholder is 65 Curzon Street London, United Kingdom W1J8PE.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock,” “we,” “us,” “our,” the “Company” and “our company” refer to Upexi Inc. and not to any of its subsidiaries.

Common Stock

We are authorized to issue up to 300,000,000 shares of Common Stock at a par value of $0.00001 per share. As of September 30, 2025, there were 58,888,756 shares of Common Stock outstanding. The holders of Common Stock will have the right to vote on all matters on which stockholders have the right to vote, and holders of Common Stock shall be entitled to one (1) vote per share.

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding Preferred Stock.

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

Our bylaws authorize the Board of to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the Delaware General Corporation Law (“DGCL”), to establish from time to time one or more classes of Preferred Stock or one or more series of Preferred Stock, by fixing and determining the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

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We are authorized to issue up to 10,000,000 shares of Preferred Stock at a par value of $0.00001 per share. As of September 30, 2025, there were 150,000 shares of Series A Preferred Stock outstanding. The holders of Series A Preferred Stock will have the right to vote on all matters on which stockholders have the right to vote, and holders of Series A Preferred Stock shall be entitled to ten (10) votes per share and shall vote together as a separate class on stock on all matters which impact the rights, value, or ranking of the Common Stock or Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible into one (1) share of Common Stock, at any time at the request of the holder of Series A Preferred Stock.

In the event of our liquidation, consolidation, merger or dissolution, the holders of Series A Preferred Stock are entitled to receive an amount on such date equal to the Stated Value of Series A Preferred Stock, which is $0.05 per share.

Anti-Takeover Provisions

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, subject to certain exceptions.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

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Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Special Meeting of Stockholders and Stockholder Action by Written Consent. A special meeting of stockholders may only be called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer at any time.

Indemnification of Officers and Directors. The Company shall indemnify its officers and directors under the circumstances and to the full extent permitted by law. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Common Stock is Vstock Transfer, LLC.

Listing

Our Common Stock on The Nasdaq Capital Market under the symbol “UPXI.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

None.

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LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering.

EXPERTS

The consolidated financial statements of Upexi, Inc. (the Company) as of June 30, 2025 and 2024 and for each of the two years in the period ended June 30, 2025 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of GBQ Partners LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this Prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this Prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended June 30, 2025 filed with the SEC on September 24, 2025.

•	our Current Reports on Form 8-K filed with the SEC on September 8, 2025, August 26, 2025, August 20, 2025, July 25, 2025, July 18, 2025, July 16, 2025, July 17, 2025, July 14, 2025, and July 9, 2025.

•

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this Prospectus and will become a part of this Prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

The information about us contained in this Prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Upexi, Inc., 3030 North Rocky Point Drive, Suite 420, Florida, FL 33607, (701) 353-5425.

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48,026,410 Shares of Common Stock

Upexi, Inc.

PROSPECTUS

November 10, 2025

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